Exhibit 99
PFIZER REPORTS FOURTH-QUARTER AND FULL-YEAR 2021 RESULTS
▪Full-Year 2021 Revenues of $81.3 Billion, Reflecting 92% Operational Growth; Excluding Contributions from Comirnaty(1) and Paxlovid, Revenues Grew 6% Operationally to $44.4 Billion
▪Fourth-Quarter 2021 Revenues of $23.8 Billion, Reflecting 106% Operational Growth; Excluding Contributions from Comirnaty(1) and Paxlovid, Revenues Declined 2% Operationally Driven Primarily by the Impact of Fewer Selling Days Compared to the Prior-Year Quarter
▪Full-Year 2021 Reported Diluted EPS(2) of $3.85, Adjusted Diluted EPS(3) of $4.42; Fourth-Quarter 2021 Reported Diluted EPS(2) of $0.59, Adjusted Diluted EPS(3) of $1.08
▪Provides Full-Year 2022 Record-High Guidance(4) for Revenues of $98.0 to $102.0 Billion and Adjusted Diluted EPS(3) of $6.35 to $6.55, Reflecting 23% and 46% Year-Over-Year Growth at the Midpoints, Respectively
–Raises 2022 Revenue Guidance for Comirnaty(1) to Approximately $32 Billion, Reflecting Doses Expected to be Delivered Under Supply Contracts Signed as of Late-January
–Issues Initial 2022 Revenue Guidance for Paxlovid of Approximately $22 Billion, Reflecting Treatment Courses Expected to be Delivered Primarily Under Supply Contracts Signed or Committed as of Late-January
▪Provides Updates and New Data for Select Clinical Programs Spanning Vaccines, Hospital, Oncology, Rare Disease and Internal Medicine on Analyst Conference Call
NEW YORK, NY, Tuesday, February 8, 2022 – Pfizer Inc. (NYSE: PFE) reported strong financial results for fourth-quarter and full-year 2021 and provided 2022 total company financial guidance(4). In addition, Pfizer raised its previous 2022 revenue guidance for Comirnaty(1), the Pfizer-BioNTech SE (BioNTech) COVID-19 vaccine, and provided for the first time 2022 revenue guidance for its oral COVID-19 treatment, Paxlovid.
The fourth-quarter 2021 earnings presentation and accompanying prepared remarks from management as well as the quarterly update to Pfizer’s R&D pipeline can be found on the Pfizer website.
EXECUTIVE COMMENTARY
Dr. Albert Bourla, Chairman and Chief Executive Officer, stated: “In the early days of the COVID-19 pandemic, we committed to use all of the resources and expertise we had at our disposal to help protect populations globally against this deadly virus, as well as to offer treatments to help avoid the worst outcomes when infections do occur. We put billions of dollars of capital on the line in pursuit of those goals, not knowing whether those investments would ever pay off. Now, less than two years since we made that commitment, we are proud to say that we have delivered both the first FDA-authorized vaccine against COVID-19 (with our partner, BioNTech) and the first FDA-authorized oral treatment for COVID-19.”

Dr. Bourla continued: “These successes have not only made a positive difference in the world, but I believe they have fundamentally changed Pfizer and its culture forever. Everywhere I look in the company, I see colleagues who are inspired by what we have achieved to date and filled with determination to be part of the next breakthrough that could change the world for patients in need. As we enter a new year, I look forward to all we will accomplish together.”
Frank D’Amelio, Chief Financial Officer, Executive Vice President, stated: “As I prepare to retire as CFO of Pfizer, I am proud to see that the company is performing better than at any other time during my nearly 15 years here. Today we are issuing guidance for the coming year which, if achieved, would represent the highest level of annual revenues and Adjusted diluted EPS(3) in Pfizer’s long history. In addition, we just concluded a year where we provided tremendous value to society, including to both patients and shareholders. In 2021, we exceeded our goal of manufacturing 3 billion doses of Comirnaty(1), a monumental and unprecedented achievement by our Global Supply colleagues. Finally, we have prudently deployed our capital through multiple business development transactions in recent months to advance our strategies, always with an eye toward bolstering growth in the latter half of this decade and beyond. I have never been more confident in the future of Pfizer.”
Results for the fourth quarter and full-year 2021 and 2020(5) are summarized below.
OVERALL RESULTS

($ in millions, except per share amounts)	Fourth-Quarter			Full-Year
	2021	2020	Change	2021	2020	Change
Revenues	$ 23,838	$ 11,634	105%	$ 81,288	$ 41,651	95%
Reported Net Income(2)	3,393	847	*	21,979	9,159	*
Reported Diluted EPS(2)	0.59	0.15	*	3.85	1.63	*
Adjusted Income(3)	6,239	2,434	156%	25,236	12,727	98%
Adjusted Diluted EPS(3)	1.08	0.43	152%	4.42	2.26	96%

* Indicates calculation not meaningful.

REVENUES

($ in millions)	Fourth-Quarter				Full-Year
	2021	2020	% Change		2021	2020	% Change
			Total	Oper.			Total	Oper.
Pfizer Biopharmaceuticals Group (Biopharma)	$ 23,456	$ 11,325	107%	108%	$ 79,557	$ 40,724	95%	92%
Vaccines	13,914	2,001	*	*	42,625	6,575	*	*
Oncology	3,242	3,024	7%	8%	12,333	10,867	13%	12%
Internal Medicine	2,235	2,308	(3%)	(3%)	9,329	9,003	4%	2%
Hospital	1,884	1,861	1%	1%	7,301	6,777	8%	5%
Inflammation & Immunology	1,231	1,267	(3%)	(2%)	4,431	4,567	(3%)	(4%)
Rare Disease	950	865	10%	12%	3,538	2,936	20%	19%
Pfizer CentreOne	382	308	24%	25%	1,731	926	87%	84%
TOTAL REVENUES	$ 23,838	$ 11,634	105%	106%	$ 81,288	$ 41,651	95%	92%

* Indicates calculation not meaningful.
Pfizer CentreOne, the company’s contract development and manufacturing organization which previously had been managed within the Hospital therapeutic area, has been moved for all periods presented into a separate operating segment to reflect the company’s revised management structure which went into effect starting in the fourth quarter of 2021. Additionally, revenues and expenses associated with the former Upjohn Business(6) and Pfizer’s former Meridian(6) subsidiary, the manufacturer of EpiPen and other auto-injector products, for all periods presented have been recategorized as discontinued operations and excluded from Adjusted(3) results.
Business development activities completed in 2020 and 2021(5) impacted financial results in the periods presented(6). Some amounts in this press release may not add due to rounding. All percentages have been calculated using unrounded amounts. References to operational variances pertain to period-over-period changes that exclude the impact of foreign exchange rates(7).

2022 FINANCIAL GUIDANCE(4)
Pfizer’s 2022 financial guidance is presented below. This guidance includes management’s expectations for contributions from the entire company, including Comirnaty(1) and Paxlovid.

Revenues	$98.0 to $102.0 billion
Adjusted Cost of Sales(3) as a Percentage of Revenues	32.2% to 34.2%
Adjusted SI&A Expenses(3)	$12.5 to $13.5 billion
Adjusted R&D Expenses(3)	$10.5 to $11.5 billion
Adjusted Other (Income)/Deductions(3)	Approximately $1.8 billion of income
Effective Tax Rate on Adjusted Income(3)	Approximately 16.0%
Adjusted Diluted EPS(3)	$6.35 to $6.55

The midpoint of the guidance range for revenues represents 23% growth from 2021 revenues, including an expected $1.1 billion, or 1%, unfavorable impact from changes in foreign exchange rates compared to 2021.
The guidance for 2022 revenues also includes:
▪an anticipated $32 billion of revenue for Comirnaty(1), which includes doses expected to be delivered in fiscal 2022(5) under contracts signed as of late-January 2022; and
▪an anticipated $22 billion of revenue for Paxlovid, which includes treatment courses expected to be delivered in fiscal 2022(5), primarily relating to supply contracts signed or committed as of late-January 2022.
The midpoint of the guidance range for Adjusted diluted EPS(3) reflects a 46% increase over 2021 actual results, including an expected $0.06, or 1%, unfavorable impact from changes in foreign exchange rates compared to 2021.
Financial guidance for Adjusted diluted EPS(3) is calculated using approximately 5.8 billion weighted average shares outstanding, and assumes no share repurchases in 2022. The expected increase in weighted average shares outstanding compared to 2021 of approximately 100 million shares has an unfavorable impact on 2022 Adjusted diluted EPS(3) of $0.10 at the midpoint of the guidance range.

CAPITAL ALLOCATION
▪During full-year 2021, Pfizer paid $8.7 billion of cash dividends, or $1.56 per share of common stock, which represents an increase in dividends per share of 3% compared to full-year 2020.
▪No share repurchases were completed in 2021. As of February 8, 2022, Pfizer’s remaining share repurchase authorization is $5.3 billion. Current financial guidance does not reflect any share repurchases in 2022.
▪Fourth-quarter 2021 diluted weighted-average shares outstanding used to calculate Reported(2) and Adjusted(3) diluted EPS was 5,768 million shares, an increase of 106 million shares, primarily due to shares issued for employee compensation programs, which resulted in a $0.01 reduction to Reported(2) and a $0.02 reduction to Adjusted(3) diluted EPS compared to the prior-year quarter.
▪Full-year 2021 diluted weighted average shares outstanding was 5,708 million shares, an increase of 76 million shares, which resulted in a $0.05 reduction to Reported(2) and a $0.06 reduction to Adjusted(3) diluted EPS compared to full-year 2020.
QUARTERLY FINANCIAL HIGHLIGHTS (Fourth-Quarter 2021 vs. Fourth-Quarter 2020)
Fourth-quarter 2021 revenues totaled $23.8 billion, an increase of $12.2 billion, or 105%, compared to the prior-year quarter, reflecting operational growth of $12.3 billion, or 106%, as well as an unfavorable impact of foreign exchange of $135 million, or 1%.
Compared to the prior-year quarter, fourth-quarter 2021 revenue growth was unfavorably impacted by approximately $500 million, or 4%, as a result of fourth-quarter 2021 having four fewer selling days in the U.S. and four fewer selling days in international markets. This unfavorable impact from fewer domestic and international selling days negatively affected the growth rates of products across the entire portfolio.
Fourth-quarter 2021 operational growth was primarily driven by:
▪Comirnaty(1), which contributed $12.5 billion in direct sales and alliance revenues;
▪Eliquis globally, up 19% operationally, driven primarily by continued increased adoption in non-valvular atrial fibrillation and oral anti-coagulant market share gains;
▪Biosimilars, which grew 30% operationally to $680 million, primarily driven by recent oncology monoclonal antibody biosimilar launches of Ruxience (rituximab), Zirabev (bevacizumab) and Trazimera (trastuzumab), as well as growth from Retacrit (epoetin) in the U.S.;
▪Vyndaqel/Vyndamax globally, up 34% operationally, primarily driven by continued strong uptake of the transthyretin amyloid cardiomyopathy indication in the U.S. and Japan;

▪Pfizer CentreOne, Pfizer’s contract development and manufacturing organization, up 25% operationally, reflecting growth from manufacturing of legacy Upjohn products for Viatris(6) since the close of the Upjohn-Mylan transaction in November 2020 and certain Comirnaty-related manufacturing activities performed on behalf of BioNTech(1);
▪Paxlovid, which contributed $76 million in U.S. sales after the U.S. Food and Drug Administration (FDA) authorized the treatment for emergency use(8) in late-December 2021; and
▪Xeljanz, up 4% operationally, driven primarily by favorable wholesaler inventory buying patterns in the U.S., as well as growth in the emerging markets from the rheumatoid arthritis indication, partially offset primarily by lower revenues for:
▪Prevnar family (Prevnar/Prevenar 13 & 20) globally, down 25% operationally, driven by:
▪a 27% decline in the U.S. primarily due to unfavorable timing of government purchases for the pediatric indication and disruptions to healthcare activity related to COVID-19, including the prioritization of primary and booster vaccination campaigns for COVID-19, as well as the continued impact of a lower remaining unvaccinated eligible adult population, and
▪a 24% operational decline outside the U.S. primarily due to the impact of increased adult uptake in the prior-year period from greater vaccine awareness for respiratory illnesses;
▪Chantix globally, which continues to be negatively impacted by the ongoing global pause in shipments of Chantix due to the presence of N-nitroso-varenicline above an acceptable level of intake set by various global regulators, the ultimate timing for resolution of which may vary by country, combined with returns of product sold in previous periods;
▪Ibrance in the U.S., down 7%, primarily reflecting an increase in the proportion of patients accessing Ibrance through Pfizer’s Patient Assistance Program compared to the prior-year quarter;
▪Sutent globally, down 32% operationally, primarily reflecting lower volume demand in the U.S. resulting from its loss of exclusivity in August 2021; and
▪Premarin in the U.S., down 31%, primarily driven by unfavorable changes in formulary coverage and temporary supply shortages of certain formulations of Premarin.

GAAP Reported(2) Income Statement Highlights
SELECTED REPORTED COSTS AND EXPENSES(2)

($ in millions)	Fourth-Quarter				Full-Year
	2021	2020	% Change		2021	2020	% Change
			Total	Oper.			Total	Oper.
Cost of Sales(2)	$ 9,736	$ 2,868	*	*	$ 30,821	$ 8,484	*	*
Percent of Revenues	40.8%	24.7%	N/A	N/A	37.9%	20.4%	N/A	N/A
SI&A Expenses(2)	4,104	3,753	9%	10%	12,703	11,597	10%	8%
R&D Expenses(2)	5,915	3,351	76%	77%	13,829	9,393	47%	47%
Total	$ 19,754	$ 9,972	98%	*	$ 57,353	$ 29,475	95%	92%

Other (Income)/Deductions––net(2)	($835)	$102	*	*	($4,878)	$1,219	*	*
Effective Tax Rate on Reported Income(2)	6.5%	(14.4%)			7.6%	5.3%

* Indicates calculation not meaningful.
Fourth-quarter 2021 Cost of Sales(2) as a percentage of revenues increased 16.2 percentage points compared with the prior-year quarter. The drivers for the increase include, among other things:
▪an increase of approximately 20 percentage points associated with sales of Comirnaty(1), which includes a charge for the 50% gross profit split with BioNTech and applicable royalty expenses, partially offset by:
▪net favorable changes in the sales mix of other products, including the impact of higher alliance revenues.
SI&A Expenses(2) increased 10% operationally in fourth-quarter 2021 compared with the prior-year quarter, primarily driven by increased product-related spending across multiple therapeutic areas, including costs related to Comirnaty, driven by a higher provision for healthcare reform fees based on sales.
Fourth-quarter 2021 R&D Expenses(2) increased 77% operationally compared with the prior-year quarter, primarily reflecting a $2.1 billion charge for in-process research and development (IPR&D) expense associated with the acquisition of Trillium Therapeutics Inc., which closed in fourth-quarter 2021, as well as up-front payments of $300 million and $50 million related to collaboration agreements signed in the fourth quarter with Beam Therapeutics, Inc. and BioNTech, respectively. Growth compared to the prior-year quarter was also driven by increased investments across multiple late-stage clinical programs, including additional spending related to the development of the oral COVID-19 treatment program.
Pfizer recorded $835 million of other income––net(2) in fourth-quarter 2021 compared with $102 million of other deductions––net(2) in fourth-quarter 2020. The period-over-period change was primarily driven by:

▪lower asset impairment charges incurred in fourth-quarter 2021 compared to fourth-quarter 2020;
▪an increase in net periodic benefit credits recorded in fourth-quarter 2021, primarily resulting from pension plan actuarial remeasurement gains; and
▪the non-recurrence of certain losses on asset disposals in the prior-year quarter, partially offset by:
▪net losses on equity securities in fourth-quarter 2021 versus net gains on equity securities recognized in the prior-year quarter.
Pfizer’s effective tax rate on Reported income(2) for fourth-quarter 2021 increased compared to the prior-year quarter due to the change in the jurisdictional mix of earnings primarily related to Comirnaty and the non-recurrence of tax benefits associated with certain intangible asset impairments.
Adjusted(3) Income Statement Highlights
SELECTED ADJUSTED COSTS AND EXPENSES(3)

($ in millions)	Fourth-Quarter				Full-Year
	2021	2020	% Change		2021	2020	% Change
			Total	Oper.			Total	Oper.
Adjusted Cost of Sales(3)	$ 9,710	$ 2,842	*	*	$ 30,685	$ 8,386	*	*
Percent of Revenues	40.7%	24.4%	N/A	N/A	37.7%	20.1%	N/A	N/A
Adjusted SI&A Expenses(3)	3,941	3,580	10%	10%	12,110	11,106	9%	8%
Adjusted R&D Expenses(3)	3,503	3,068	14%	14%	10,523	8,872	19%	18%
Total	$ 17,155	$ 9,490	81%	84%	$ 53,318	$ 28,364	88%	86%

Adjusted Other (Income)/Deductions––net(3)	($728)	($681)	7%	8%	($2,473)	($1,779)	39%	38%
Effective Tax Rate on Adjusted Income(3)	13.9%	11.3%			15.3%	13.7%

* Indicates calculation not meaningful.
Reconciliations of Reported(2) to Adjusted(3) financial measures and associated footnotes can be found in the financial tables section of this press release.
FULL-YEAR REVENUE SUMMARY (Full-Year 2021 vs. Full-Year 2020)
Full-year 2021 revenues totaled $81.3 billion, an increase of $39.6 billion, or 95%, compared to full-year 2020, reflecting operational growth of $38.4 billion, or 92%, and the favorable impact of foreign exchange of $1.2 billion, or 3%. Excluding the revenue contributions of Comirnaty(1) and Paxlovid, revenues for the full year grew 6% operationally. Operational growth compared to the prior year was driven primarily by:

▪Global sales of Comirnaty;
▪Strong growth of Eliquis globally;
▪Oncology biosimilars, driven by growth following the launches of Ruxience, Zirabev and Trazimera;
▪Pfizer CentreOne, led by manufacturing of legacy Upjohn products for Viatris and Comirnaty for BioNTech;
▪Vyndaqel/Vyndamax in the U.S., developed Europe and Japan;
▪the Hospital therapeutic area, primarily driven by the anti-infectives portfolio in international markets;
▪Inlyta globally; and
▪Xtandi in the U.S.,
partially offset primarily by lower revenues for:
▪Prevnar/Prevenar 13 and Chantix globally;
▪Enbrel outside the U.S.; and
▪Sutent in developed markets.
RECENT NOTABLE DEVELOPMENTS (Since November 2, 2021)
Product Developments
▪Cibinqo (abrocitinib)
–In December 2021, Pfizer announced that the European Commission (EC) approved the 100 mg and 200 mg doses of Cibinqo, an oral, once-daily, Janus kinase 1 (JAK1) inhibitor, for the treatment of moderate-to-severe atopic dermatitis (AD) in adults who are candidates for systemic therapy. Additionally, a 50 mg dose was approved to treat moderate-to-severe AD specifically in patients with moderate and severe renal impairment (kidney failure) or certain patients receiving treatment with inhibitors of cytochrome P450 (CYP) 2C19.
–In January 2022, Pfizer announced that the FDA approved Cibinqo for the treatment of adults living with refractory, moderate-to-severe AD whose disease is not adequately controlled with other systemic drug products, including biologics, or when use of those therapies is inadvisable. Cibinqo is approved at the recommended doses of 100 mg and 200 mg, with the 200 mg dose being recommended for patients who are not responding to the 100 mg dose. Additionally, a 50 mg dose was approved to treat moderate-to-severe AD specifically in patients with moderate renal impairment (kidney failure), certain patients receiving treatment with inhibitors of cytochrome P450 (CYP) 2C19, or patients who are known or suspected to be poor metabolizers of CYP2C19. For patients with moderate renal impairment who are not responding to 50 mg once daily, 100 mg once daily may also be prescribed.
▪Bavencio (avelumab) -- Today, Pfizer and Merck KGaA, Darmstadt, Germany are providing an update on the Phase 3 JAVELIN Lung 100 trial, which assessed the safety and efficacy of two dosing regimens of avelumab monotherapy compared with platinum-based doublet chemotherapy as first-line treatment in patients with metastatic non-small cell lung cancer (NSCLC) whose tumors express PD-L1. While avelumab showed clinical activity in this population, the study did not meet the primary endpoints of overall survival and progression-free survival in the high PD-L1+ population for either of the avelumab dosing regimens evaluated. The safety profile for avelumab in this trial was consistent with that observed in the overall JAVELIN clinical development program. Avelumab is not approved for the treatment of any patients with NSCLC. The outcome of the JAVELIN Lung 100 trial has no bearing on any of avelumab’s currently-approved indications. Full results of the study will be shared at a future date.
▪Comirnaty (BNT162b2, COVID-19 Vaccine, mRNA)
▪Clinical and Research Developments
▪In November 2021, Pfizer and BioNTech announced topline results from a longer-term analysis of the safety and efficacy of Comirnaty in individuals 12 through 15 years of age. The updated findings from the companies’ pivotal Phase 3 trial show that a two-dose series of Comirnaty (30 µg per dose) was 100% effective against COVID-19, measured seven days through over four months after the second dose. The adverse event profile was generally consistent with other clinical safety data for Comirnaty.
▪In December 2021, Pfizer and BioNTech announced results from an initial laboratory study demonstrating that serum antibodies induced by Comirnaty neutralize the SARS-CoV-2 Omicron variant after three doses. Sera obtained from vaccinees one month after receiving the booster vaccination (third dose of BNT162b2 vaccine) neutralized the Omicron variant to levels that are comparable to those observed for the wild-type SARS-CoV-2 spike protein after two doses. Preliminary data showed that a third dose of Comirnaty increased the neutralizing antibody titers against the Omicron strain spike by 25-fold compared to two doses.
▪In December 2021, Pfizer and BioNTech shared that following a routine review by the external independent Data Monitoring Committee (DMC), the companies will amend the clinical study evaluating the safety, tolerability, and immunogenicity of two 3 µg doses of BNT162b2 in children 6 months to under 5 years of age. Compared to the 16- to 25-year-old population in which high efficacy was demonstrated, non-inferiority was met for the 6- to 24-month-old population but not for the 2- to under 5-year-old population in this analysis. The study, which is ongoing and remains blinded, will now include evaluating a third dose of 3 µg at least two months after the second dose of the two-dose series to provide high levels of protection in this young age group. Pfizer and BioNTech also plan to evaluate a third dose of the 10 µg formulation in children 5 to under 12 years of age.
▪In January 2022, Pfizer and BioNTech announced the initiation of a clinical study to evaluate the safety, tolerability and immunogenicity of an Omicron-based vaccine candidate in healthy adults 18 through 55 years of age. The study will have three cohorts examining different regimens of the current Pfizer-BioNTech COVID-19 vaccine or an Omicron-based vaccine. The study will draw upon some participants from the companies’ Phase 3 COVID-19 booster study and is part of their ongoing efforts to address Omicron and determine the potential need for variant-based vaccines.
▪Regulatory Developments
▪In November 2021, Pfizer and BioNTech announced that the FDA expanded the emergency use(8) authorization (EUA) for a booster dose of Comirnaty to include individuals 18 years of age and older. Similarly, in December 2021, the FDA authorized for emergency use(8) a booster dose for individuals 16 years of age and older. The booster dose is the same dosage strength (30 μg) as the doses in the primary series.
▪In November 2021, Pfizer and BioNTech announced that the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) issued a positive opinion on the administration of two 10 µg doses of Comirnaty in children 5 to under 12 years of age. The EC subsequently approved an extension to the Conditional Marketing Authorisation (CMA) to include this additional age group.
▪In December 2021, Pfizer and BioNTech announced they have submitted a supplemental Biologics License Application (sBLA) to the FDA to expand the approval of Comirnaty to include individuals ages 12 through 15 years of age. The sBLA includes updated longer-term follow-up data from the companies’ pivotal Phase 3 clinical trial of 2,228 participants 12 through 15 years of age. Later in December 2021, the companies announced submission of these data to the EMA to further support the favorable safety and efficacy profile of Comirnaty in this age group. The companies have also submitted the data to other regulatory authorities around the world.
▪In January 2022, Pfizer and BioNTech announced that the FDA expanded the EUA(8) for a booster dose of Comirnaty to include individuals 12 years of age and older. The booster dose is the same dosage strength (30 μg) as the dose approved in the primary series. Additionally, the FDA amended the existing EUA to reduce the time for administration of a booster dose from at least six months to at least five months following completion of the primary series for individuals

12 years of age and older and expanded the current EUA to include administration of a third primary series dose at least 28 days following the second dose for individuals 5 through 11 years of age who have been determined to have certain kinds of immunocompromise.
▪In February 2022, Pfizer and BioNTech announced that, following a request from the FDA, the companies have initiated a rolling submission seeking to amend the EUA of Comirnaty to include children 6 months through 4 years of age, in response to the urgent public health need in this population. This application is for authorization of two 3 µg doses of BNT162b2 in this age group. Data on a third dose given at least 8 weeks after completion of the second dose are expected in the coming months and will be submitted to the FDA to support a potential expansion of this requested EUA.
▪Commercial Developments
▪In December 2021, Pfizer and BioNTech announced the EC exercised an option to purchase more than 200 million additional doses of Comirnaty. These optional doses are in addition to the 450 million doses already planned to be delivered in 2022 based on previously signed agreements, bringing the total number of vaccine doses to be delivered to the EC member states in 2022 to more than 650 million.
▪Lorbrena (lorlatinib) -- In January 2022, Pfizer announced that the EC granted marketing authorization for Lorviqua (available in the U.S. under the brand name Lorbrena) as monotherapy for the treatment of adult patients with anaplastic lymphoma kinase (ALK)-positive advanced NSCLC previously not treated with an ALK inhibitor. The approval follows a positive opinion from the EMA’s CHMP in December 2021 and was based on results from the Phase 3 CROWN trial, showing Lorviqua reduced risk of disease progression or death by 72% in newly-diagnosed individuals compared to Xalkori.
▪Paxlovid (nirmatrelvir [PF-07321332] tablets and ritonavir tablets)
▪Clinical and Research Developments
▪In November 2021, Pfizer announced positive topline results from an interim analysis of 1,219 adults enrolled in the Phase 2/3 EPIC-HR (Evaluation of Protease Inhibition for COVID-19 in High-Risk Patients) randomized, double-blind study of non-hospitalized adult patients with COVID-19, who are at high risk of progressing to severe illness. The scheduled interim analysis showed an 89% reduction in risk of COVID-19-related hospitalization or death from any cause compared to placebo in patients treated within three days of symptom onset. Similar risk reductions were observed in patients treated within five days of symptom onset. Treatment-emergent adverse events were comparable between Paxlovid and placebo, most of which were mild in intensity.

▪In December 2021, Pfizer announced final results from an analysis of all 2,246 adults enrolled in the EPIC-HR trial. The results were consistent with the interim analysis announced in November 2021, showing Paxlovid significantly reduced the risk of hospitalization or death for any cause by 89% compared to placebo in non-hospitalized, high-risk adult patients with COVID-19 treated within three days of symptom onset. Paxlovid reduced the risk of hospitalization or death for any cause by 88% in patients treated within five days of symptom onset.
▪In December 2021, Pfizer announced results of an interim analysis of the EPIC-SR (Evaluation of Protease Inhibition for COVID-19 in Standard-Risk Patients) Phase 2/3 study, which included unvaccinated adults who were at a low risk of hospitalization or death as well as vaccinated adults who had one or more risk factors for progressing to severe illness, showing that the novel primary endpoint of self-reported, sustained alleviation of all symptoms for four consecutive days, as compared to placebo, was not met. The key secondary endpoint showed a 70% reduction in hospitalization and no deaths in the treated population for any cause compared to placebo. Additionally, there was approximately a 10-fold decrease in viral load compared to placebo, consistent with results from the EPIC-HR study. Based on the totality of the data, the independent DMC recommended that the trial continue. Enrollment will be re-opened to increase the study’s sample size and allow for a more complete assessment of these data.
▪In January 2022, Pfizer shared results from multiple studies demonstrating that the in vitro efficacy of nirmatrelvir, the active main protease inhibitor of Paxlovid, is maintained against the SARS-CoV-2 variant Omicron. Taken together, these in vitro studies suggest that Paxlovid has the potential to maintain plasma concentrations many-fold times higher than the amount required to prevent Omicron from replicating in cells.
▪Regulatory Developments
▪In December 2021, Pfizer announced that the FDA authorized Paxlovid for emergency use(8) for the treatment of mild-to-moderate COVID-19 in adults and pediatric patients (12 years of age and older weighing at least 40 kg [88 lbs]) with positive results of direct SARS-CoV-2 viral testing, and who are at high risk for progression to severe COVID-19, including hospitalization or death. Pfizer plans to file a New Drug Application (NDA) with the FDA for potential full regulatory approval in 2022.
▪In January 2022, Pfizer announced that the EMA’s CHMP issued a positive opinion recommending the CMA of Paxlovid for the treatment of COVID-19 in adults who do not require supplemental oxygen and who are at increased risk for progressing to severe COVID-19, and the EC granted that CMA the day after the CHMP issued its opinion. In December 2021, the CHMP had issued advice under Article 5(3) of Regulation 726/2004 to support authorities of European

Union (EU) Member States regarding the potential supply and use of Paxlovid in the EU prior to the CMA decision.
▪Commercial Developments
▪In November 2021, Pfizer and the Medicines Patent Pool (MPP) announced the signing of a voluntary non-exclusive license agreement for Paxlovid. Under the terms of the agreement, MPP can grant sublicenses to qualified generic medicine manufacturers worldwide to manufacture and supply Paxlovid to 95 countries, covering up to approximately 53% of the world’s population. Pfizer will not receive royalties on sales in low-income countries and will further waive royalties on sales in all countries covered by the agreement while COVID-19 remains classified as a Public Health Emergency of International Concern by the World Health Organization.
▪In November 2021, Pfizer announced an agreement with the U.S. government to supply 10 million treatment courses of Paxlovid for a total purchase price of approximately $5.3 billion. In January 2022, the U.S. government committed to purchase an additional 10 million treatment courses of Paxlovid, bringing the total number to 20 million. Approximately 10 million Paxlovid treatment courses are expected to be delivered to the U.S. by the end of June 2022, with the remaining 10 million expected to follow by the end of September 2022.
▪In December 2021, Pfizer announced an agreement with the United Kingdom (U.K.) government to supply an additional 2.5 million treatment courses of Paxlovid. This is in addition to the 250,000 treatment courses previously contracted by the U.K. government. A total of 2.75 million courses are expected to be delivered to the U.K. through 2022.
▪In December 2021, Pfizer announced that it plans to manufacture up to 120 million treatment courses of Paxlovid by the end of 2022, depending on the global need, which will be driven by advance purchase agreements, with 30 million courses expected to be produced in the first half of 2022 and the remaining 90 million courses expected to be produced in the second half of 2022.
▪Prevnar 20 (pneumococcal 20-valent conjugate vaccine)
–In December 2021, Pfizer announced that the CHMP of the EMA issued a positive opinion recommending the granting of a marketing authorization for the Company’s pneumococcal 20-valent conjugate vaccine for the prevention of invasive disease and pneumonia caused by 20 Streptococcus pneumoniae (pneumococcus) serotypes in adults ages 18 years and older. The decision on whether to approve the vaccine, whose EU trade name will be Apexxnar, will be made by the EC and will be applicable to all 27 EU member states plus Iceland, Lichtenstein and Norway.
–In January 2022, Pfizer announced positive topline results from a Phase 3 study describing the safety and immunogenicity of Prevnar 20 in adults 65 years of age or older when administered at the same time as Comirnaty or when each vaccine was given with placebo. Responses elicited by Prevnar 20 for all 20 serotypes were similar whether given with a dose of Comirnaty or with placebo. Responses to a booster dose of Comirnaty were also similar when given with Prevnar 20 or given with placebo. The safety profile of co-administering Prevnar 20 with a booster dose of Comirnaty generally reflected that observed with a Comirnaty booster dose.
▪Xeljanz (tofacitinib)
–In November 2021, Pfizer announced EC approval of Xeljanz 5 mg twice daily for the treatment of adults with active ankylosing spondylitis (AS) who have responded inadequately to conventional therapy.
–In December 2021, Pfizer announced revisions to the U.S. Prescribing Information for Xeljanz/Xeljanz XR/Xeljanz Oral Solution to include a new boxed warning for major adverse cardiovascular events (MACE) and updated boxed warnings regarding mortality, malignancies and thrombosis (with corresponding updates to applicable warnings and precautions), following the completion of the FDA’s review of the ORAL Surveillance trial. In addition, indications for the treatment of adults with moderately to severely active rheumatoid arthritis (RA) or active psoriatic arthritis (PsA), and patients who are two years of age and older with active polyarticular course juvenile idiopathic arthritis (pcJIA) have been revised; Xeljanz is now indicated in patients who have had inadequate response or intolerance to one or more tumor necrosis factor (TNF) blockers.
–In December 2021, Pfizer announced FDA approval of a supplemental New Drug Application (sNDA) for Xeljanz/Xeljanz XR for the treatment of adults with active AS who have had an inadequate response or intolerance to one or more TNF blockers. Xeljanz is the first and only JAK inhibitor approved for five indications in the U.S. for the treatment of patients with certain immuno-inflammatory conditions.
▪Vyndaqel (tafamidis) -- In December 2021, Pfizer announced publication of a post-hoc, interim analysis that showed treatment with Vyndaqel/Vyndamax reduced the risk of all-cause mortality at five years, providing a clinically significant survival benefit for patients with transthyretin amyloid cardiomyopathy (ATTR-CM). The analysis from the Phase 3 Transthyretin Amyloid Cardiomyopathy Clinical Trial (ATTR-ACT) and its long-term extension (LTE) study was published in Circulation: Heart Failure.
Pipeline Developments
A comprehensive update of Pfizer’s development pipeline was published today and is now available at www.pfizer.com/science/drug-product-pipeline. It includes an overview of Pfizer’s research and a list of compounds in development with targeted indication and phase of development, as well as mechanism of action for some candidates in Phase 1 and all candidates from Phase 2 through registration.

▪ARV-471 -- In December 2021, Arvinas Inc. and Pfizer announced an update on Phase 1 dose escalation data of ARV-471, a novel PROTAC estrogen receptor (ER) degrader being co-developed for the treatment of patients with locally advanced or metastatic ER-positive/human epidermal growth factor receptor 2 (HER2)-negative breast cancer (ER+/HER2-). The data were presented at the 2021 San Antonio Breast Cancer Symposium (SABCS) and further validate the evaluation of ARV-471 as a potential treatment for metastatic breast cancer that is ongoing in a Phase 1b combination study with Ibrance (palbociclib) and a Phase 2 monotherapy dose expansion study.
▪Fordadistrogene movaparvovec (Duchenne Muscular Dystrophy (DMD) Gene Therapy) -- In December 2021, Pfizer informed the DMD community and the public that a participant in the non-ambulatory cohort of its Phase 1b trial of fordadistrogene movaparvovec had passed away. Screening, randomization and dosing have been paused in all trials of fordadistrogene movaparvovec, including the Phase 3 CIFFREO study in ambulatory participants, while the independent external DMC reviews the data. The safety and well-being of patients is Pfizer’s top priority, and it remains committed to the DMD community. Pfizer will share additional information through the appropriate channels once a full assessment can be completed.
▪Giroctocogene fitelparvovec (Hemophilia A Gene Therapy)
–In December 2021, Pfizer and Sangamo Therapeutics, Inc. announced updated follow-up data from the Phase 1/2 Alta study of giroctocogene fitelparvovec, an investigational gene therapy for patients with moderately severe to severe hemophilia A. At 104 weeks, the five patients in the highest dose 3e13 vg/kg cohort had mean factor VIII (FVIII) activity of 25.4% via chromogenic clotting assay. In this cohort, mean annualized bleeding rate (ABR) was 0.0 in the first year post-infusion and was 1.4 throughout the total duration of follow-up as of the October 1, 2021 cutoff date. All bleeding events occurred after week 69 post-infusion. Two patients experienced bleeding events necessitating treatment with exogenous FVIII. No participants in the highest dose cohort have resumed prophylaxis.
–The Phase 3 AFFINE clinical trial of giroctocogene fitelparvovec in patients with hemophilia A has started and is over 50% enrolled. Following the observation of FVIII levels greater than 150% in some treated patients, Pfizer voluntarily paused screening and dosing of additional patients in the trial to implement a protocol amendment to provide clinical management guidance for elevated FVIII levels. Subsequently, on November 3, 2021, the FDA informed Pfizer that this trial has been placed on clinical hold while the protocol amendment and associated documents are reviewed. A protocol amendment and associated documents are in the process of being submitted to health authorities in the countries where the trial is being conducted and a response is being prepared to the FDA clinical hold. Pfizer hopes to obtain agreements to proceed and begin to reopen trial sites in the first half of 2022.
▪PF-07304814 (Intravenous Protease Inhibitor for COVID-19) -- In February 2022, Pfizer discontinued the global clinical development program for PF-07304814, an intravenously administered SARS-CoV-2 main protease (Mpro) inhibitor being evaluated in adults hospitalized with severe COVID-19. This decision was made based on a totality of information, including a careful review of early data and a thorough assessment of the candidate’s potential to successfully fulfill patient needs. Dosing of PF-07304814 in the National Institutes of Health’s (NIH) ongoing ACTIV-3 study has ceased.
▪Somatrogon (MOD-4023)
–In December 2021, Pfizer announced that the CHMP of the EMA adopted a positive opinion recommending somatrogon, Pfizer’s and OPKO Health, Inc.’s once-weekly long-acting recombinant human growth hormone, for marketing authorization to treat children and adolescents from 3 years of age with growth disturbance due to insufficient secretion of growth hormone. A decision from the EC is expected in early 2022.
–In January 2022, Pfizer and OPKO Health, Inc. announced that the FDA issued a Complete Response Letter (CRL) for the Biologics License Application (BLA) for somatrogon. Pfizer is evaluating the CRL and will work with the FDA to determine an appropriate path forward in the U.S. Somatrogon had previously received regulatory approvals in Canada, Australia and Japan.
▪VLA15 (Lyme Disease Vaccine Candidate) -- In February 2022, Valneva SE (Valneva) and Pfizer reported further positive Phase 2 data for their Lyme disease vaccine candidate, VLA15. Based on these new results, Valneva and Pfizer plan to proceed with a three-dose primary series vaccination schedule in a planned Phase 3 clinical trial. The trial will evaluate VLA15 in adults and pediatric subjects 5 years of age and above and is expected to be initiated in 2022, subject to regulatory approval.
▪Vupanorsen (PF-07285557)
–In November 2021, Pfizer announced topline results from the Phase 2b study of vupanorsen, an investigational antisense therapy being developed for potential indications in cardiovascular (CV) risk reduction and severe hypertriglyceridemia (SHTG). In the study, vupanorsen had a statistically significant effect in lowering non-high density lipoprotein cholesterol (non-HDL-C), triglycerides (TG) and angiopoietin-like 3 (ANGPTL3) at all dose levels at 24 weeks, compared to placebo. Apolipoprotein B (ApoB) and low-density lipoprotein cholesterol (LDL-C) were significantly reduced by some (but not all) doses of vupanorsen. Full results from the TRANSLATE-TIMI 70 study will be submitted for future scientific publication and presentation.
–In January 2022, Pfizer announced the discontinuation of the Pfizer-led clinical development program for vupanorsen. The decision was made after a thorough review of data from the Phase 2b

TRANSLATE-TIMI 70 study. While vupanorsen demonstrated a statistically significant effect in the trial, the magnitude of non-HDL-C and TG reduction observed did not support continuation of the clinical development program for CV risk reduction and SHTG. Vupanorsen was also associated with dose-dependent increases in liver fat, and higher doses were associated with elevations in the liver enzymes alanine aminotransferase (ALT) and aspartate aminotransferase (AST). Pfizer will return development rights to vupanorsen to Ionis Pharmaceuticals, Inc., from which it licensed the investigational therapy in a worldwide exclusive agreement in November 2019.
Corporate Developments
▪In November 2021, Pfizer announced that Frank D’Amelio will retire from his position as Chief Financial Officer and Executive Vice President of Global Supply at Pfizer after a nearly 15-year distinguished career with the company. Pfizer has initiated an external search for a new Chief Financial Officer and Mr. D’Amelio has agreed to stay on board through this process and serve in a consulting role through the transition.
▪In November 2021, Pfizer announced the decision to name Mike McDermott as Executive Vice President, Chief Global Supply Officer and to have him join Pfizer’s Executive Leadership Team reporting to Chairman and Chief Executive Officer, Albert Bourla, effective January 1, 2022. Mr. McDermott has been with Pfizer for over 30 years having started with the Company in 1989 at then Wyeth’s Manufacturing Operations in Pearl River, New York. Over the years he has taken on roles with increasing levels of responsibility, and he was named President of Pfizer Global Supply in 2019.
▪In November 2021, Pfizer and Biohaven Pharmaceutical Holding Company Ltd. (Biohaven) announced a strategic commercialization arrangement for Pfizer to commercialize rimegepant, the first and only oral calcitonin gene-related peptide (CGRP) receptor antagonist for the acute and preventive treatment of migraine, in all regions outside the U.S. upon approval. Pfizer also gained rights outside of the U.S. to zavegepant, a third generation, high affinity, selective and structurally unique, small molecule CGRP receptor antagonist, currently being studied in an intranasal delivery and a soft-gel formulation in Phase 3 clinical trials for migraine indications. Upon the closing of the transaction, which occurred in January 2022, Pfizer made an upfront payment of $500 million, consisting of $150 million cash and $350 million in the purchase of Biohaven equity. Biohaven is also eligible to receive up to $740 million in milestones. In addition to the tiered double-digit royalties owed to Biohaven on net sales outside of the U.S., Pfizer will reimburse Biohaven for the portion of certain additional milestone payments and royalties due to third parties in accordance with preexisting Biohaven agreements, which are attributed to ex-U.S. sales.
▪In November 2021, Pfizer announced it had completed its acquisition of Trillium Therapeutics Inc. (Trillium), a clinical stage immuno-oncology company, for an aggregate purchase price of approximately $2.2 billion. Trillium’s lead molecule, TTI-622, is a novel signal-regulatory protein α (SIRPα)-Fc fusion protein that is currently in Phase 1b/2 development across several indications, with a focus on hematological malignancies. It is also being tested to evaluate clinical potential in solid tumors.
▪In December 2021, Pfizer opened a new clinical manufacturing facility in Durham, NC, as part of an $800 million investment over the past six years to build three scalable, state-of-the-art gene therapy manufacturing facilities to support Pfizer’s continued investment in gene therapy research, development, and manufacturing.
▪In December 2021, Pfizer and Arena Pharmaceuticals, Inc. (Arena) announced that the companies entered into a definitive agreement under which Pfizer will acquire Arena, a clinical stage company developing innovative potential therapies for the treatment of several immuno-inflammatory diseases. Under the terms of the agreement, Pfizer will acquire all outstanding shares of Arena for $100 per share in an all-cash transaction for a total equity value of approximately $6.7 billion. On February 2, 2022, Arena shareholders voted to approve the proposed acquisition, which is targeted to close in the first half of 2022, subject to review under antitrust laws and other customary closing conditions.
▪In December 2021, Pfizer and BioNTech entered into a new research, development and commercialization agreement to develop a potential first mRNA-based vaccine for the prevention of shingles (herpes zoster virus) based on BioNTech’s proprietary mRNA technology and on Pfizer’s antigen technology. Under the terms of the agreement, Pfizer agreed to pay BioNTech $225 million, including an upfront cash payment of $75 million and an equity investment of $150 million. In return, BioNTech agreed to pay Pfizer $25 million for Pfizer’s proprietary antigen technology. The closing of the equity investment is contingent on completion of review under antitrust laws and other customary closing conditions. BioNTech is also eligible to receive future regulatory and sales milestone payments of up to $200 million. The parties will share development costs. Pfizer will have rights to commercialize the potential vaccine on a global basis, with the exception of Germany, Turkey and certain developing countries where BioNTech will have commercialization rights. The companies will share gross profits from commercialization of any product.
▪In December 2021, Pfizer and Beam Therapeutics Inc. (Beam) entered an exclusive four-year research collaboration focused on in vivo base editing programs for three targets for rare genetic diseases of the liver, muscle and central nervous system. Under the terms of the agreement, Beam will conduct all research activities through development candidate selection for three undisclosed targets, which are not included in Beam’s existing programs. Pfizer may opt in to exclusive, worldwide licenses to each development candidate, after which it will be responsible for all development activities, as well as potential regulatory approvals and commercialization, for each such candidate. Beam has a right to opt in, at the end of Phase 1/2 studies, upon the payment of an option exercise fee, to a global co-development and co-commercialization agreement with respect to one program licensed under the collaboration pursuant to which Pfizer and Beam would share net profits as well as development and commercialization costs in a 65%/35% ratio (Pfizer/

Beam). Beam received an upfront payment of $300 million and, assuming Pfizer exercises its opt-in license rights for all three targets, is eligible for development, regulatory and commercial milestone payments for potential total deal consideration of up to $1.35 billion. Beam is also eligible to receive royalties on global net sales for each licensed program.
▪In January 2022, Pfizer and Acuitas Therapeutics (Acuitas), a company focused on developing lipid nanoparticle (LNP) delivery systems to enable mRNA-based therapeutics, announced they have entered into a Development and Option agreement under which Pfizer will have the option to license, on a non-exclusive basis, Acuitas’ LNP technology, which is used in Comirnaty, for up to 10 targets for vaccine or therapeutic development.
▪In February 2022, Pfizer announced that William Pao, M.D., Ph.D., will join the Company and succeed Rod MacKenzie as Executive Vice President and Chief Development Officer at Pfizer, effective March 21, 2022. Dr. Pao will be a member of Pfizer’s Executive Leadership Team reporting to Chairman and Chief Executive Officer, Albert Bourla. He joins Pfizer from Roche, where he most recently served as the Head of Pharma Research and Early Development. He was also a member of Roche’s Enlarged Corporate Executive Committee. Mr. MacKenzie has agreed to continue in his role until a seamless transition is completed.

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.
(1)Comirnaty includes direct sales and alliance revenues related to sales of the Pfizer-BioNTech SE (BioNTech) COVID-19 vaccine, which are recorded within Pfizer’s Vaccines therapeutic area. It does not include revenues for certain Comirnaty-related manufacturing activities performed on behalf of BioNTech, which are included in the Pfizer CentreOne contract development and manufacturing organization. Revenues related to these manufacturing activities totaled $46 million and $320 million for the fourth-quarter and full-year 2021, respectively.
(2)Revenues is defined as revenues in accordance with U.S. generally accepted accounting principles (GAAP). Reported net income and its components are defined as net income attributable to Pfizer Inc. and its components in accordance with U.S. GAAP. Reported diluted earnings per share (EPS) is defined as diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.
(3)Adjusted income and Adjusted diluted EPS are defined as U.S. GAAP net income attributable to Pfizer Inc. common shareholders and reported EPS attributable to Pfizer Inc. common shareholders—diluted before the impact of purchase accounting for acquisitions, acquisition-related items, discontinued operations and certain significant items. Adjusted cost of sales, Adjusted selling, informational and administrative (SI&A) expenses, Adjusted research and development (R&D) expenses and Adjusted other (income)/deductions are income statement line items prepared on the same basis as, and therefore components of, the overall Adjusted income measure. See the accompanying reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for fourth-quarter and full-year 2021 and 2020. Adjusted income and its components and Adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS(2). See the Non-GAAP Financial Measure: Adjusted Income section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in Pfizer’s 2020 Annual Report on Form 10-K and the accompanying Non-GAAP Financial Measure: Adjusted Income section of this press release for additional information.
(4)Pfizer does not provide guidance for GAAP Reported financial measures (other than revenues) or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP Reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, acquisition-related expenses, gains and losses from equity securities, actuarial gains and losses from pension and postretirement plan remeasurements and potential future asset impairments without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP Reported results for the guidance period.

Financial guidance for full-year 2022 reflects the following:
▪Does not assume the completion of any business development transactions not completed as of December 31, 2021, including any one-time upfront payments associated with such transactions.
▪Includes Pfizer’s pro rata share of the Consumer Healthcare joint venture anticipated earnings, which is recorded in Adjusted other (income)/deductions(3) on a one-quarter lag, and assumes no changes to Pfizer’s 32% ownership stake in the joint venture in 2022.
▪Includes an estimated benefit of approximately $0.06 on Adjusted diluted EPS(3) resulting from a change in policy for intangible amortization expense to begin excluding all amortization of intangibles from Adjusted income(3) compared to excluding only amortization of intangibles related to large mergers or acquisitions under the prior methodology. This change was effective beginning in the first quarter of 2022 and will require recasting prior period amounts to conform to the new policy.
▪Reflects an anticipated negative revenue impact of $0.7 billion due to recent and expected generic and biosimilar competition for certain products that have recently lost or are anticipated to soon lose patent protection.
▪Exchange rates assumed are as of mid-January 2022. Financial guidance reflects the anticipated unfavorable impact of approximately $1.1 billion on revenues and approximately $0.06 on Adjusted diluted EPS(3) as a result of changes in foreign exchange rates relative to the U.S. dollar compared to foreign exchange rates from 2021.
▪Guidance for Adjusted diluted EPS(3) assumes diluted weighted-average shares outstanding of approximately 5.8 billion shares, which assumes no share repurchases in 2022.
(5)Pfizer’s fiscal year-end for international subsidiaries is November 30 while Pfizer’s fiscal year-end for U.S. subsidiaries is December 31. Therefore, Pfizer’s fourth quarter and full year for U.S. subsidiaries reflects the three and twelve months ended on December 31, 2021 and December 31, 2020, while Pfizer’s fourth quarter and full year for subsidiaries operating outside the U.S. reflects the three and twelve months ended on November 30, 2021 and November 30, 2020.
(6)The following business development activity, among others, impacted financial results for the periods presented:
▪On December 31, 2021, Pfizer completed the sale of its Meridian subsidiary, the manufacturer of EpiPen and other auto-injector products, which generated approximately $300 million in annual revenues and which previously had been managed within the Hospital therapeutic area. Beginning in the fourth quarter of 2021, the financial results of Meridian are reflected as discontinued operations for all periods presented. In connection with the sale, Pfizer recognized an after-tax loss of approximately $167 million in discontinued operations.
▪On December 24, 2021, Pfizer entered into a multi-year research collaboration with Beam Therapeutics Inc. (Beam) to utilize Beam’s in vivo base editing programs, which use mRNA and lipid nanoparticles, for three targets for rare genetic diseases of the liver, muscle and central nervous system. Under the terms of the agreement, Pfizer paid Beam a $300 million upfront payment. If Pfizer elects to opt in to licenses for all three targets, Beam would be eligible for up to an additional $1.05 billion in development, regulatory and commercial milestone payments for a potential total deal consideration of up to $1.35 billion. Beam is also eligible to receive royalties on global net sales for each licensed program.
▪On November 17, 2021, Pfizer acquired all outstanding shares, warrants, options and deferred shares not already owned by Pfizer of Trillium Therapeutics Inc. (Trillium), a clinical stage immuno-oncology company developing therapies targeting cancer immune evasion pathways and specific cell targeting approaches, for a price of $18.50 per share in cash, for total consideration of $2.0 billion, net of cash acquired. Pfizer accounted for the transaction as an asset acquisition since the lead asset, TTI-622, represented substantially all of the fair value of the gross assets acquired. As a result, Pfizer recorded a $2.1 billion charge to R&D expenses, representing the acquired in-process R&D asset.
▪On July 22, 2021, Arvinas Inc. (Arvinas) and Pfizer announced a global collaboration to develop and commercialize ARV-471, an investigational oral PROTAC® (PROteolysis TArgeting Chimera) estrogen receptor protein degrader. The estrogen receptor is a well-known disease driver in most breast cancers. Under the terms of the agreement, Pfizer paid Arvinas $650 million upfront and made a $350 million equity investment in Arvinas. Arvinas is also eligible to receive up to $400 million in approval milestones and up to $1 billion in commercial milestones. The companies will equally share worldwide development costs, commercialization expenses and profits.
▪On November 16, 2020, Pfizer completed the transaction to spin off its Upjohn Business and combine it with Mylan N.V. (Mylan) to form Viatris Inc. (Viatris). On December 21, 2020, Pfizer and Viatris completed the termination of a pre-existing strategic collaboration between Pfizer and Mylan for generic drugs in Japan (Mylan-Japan collaboration) and Pfizer transferred related operations that were part of the Mylan-Japan collaboration to Viatris. As a result of the spin-off of the Upjohn Business and the termination of the Mylan-Japan collaboration, the results of operations of the Upjohn Business and the Mylan-Japan collaboration are presented as discontinued operations.
▪On April 9, 2020, Pfizer signed a global agreement with BioNTech to co-develop a first-in-class, mRNA-based coronavirus vaccine program, BNT162, aimed at preventing COVID-19 infection. In connection with the agreement, Pfizer paid BioNTech an upfront cash payment of $72 million in second-quarter 2020. Pfizer also made an equity investment of $113 million in BioNTech common stock. Pfizer made an additional investment of $50 million in common stock of BioNTech as part of an underwritten equity offering by BioNTech, which closed in July 2020. On January 29, 2021, Pfizer and BioNTech signed an amended version of the April 2020 agreement. Under the January 2021 agreement, BioNTech paid Pfizer its 50 percent share of prior development costs in a lump sum payment during the first quarter of 2021. Further R&D costs are being shared equally.
(7)References to operational variances in this press release pertain to period-over-period growth rates that exclude the impact of foreign exchange rates. Although exchange rate changes are part of Pfizer’s business, they are not within Pfizer’s control and since they can mask positive or negative trends in the business, Pfizer believes presenting operational variances excluding these foreign exchange changes provides useful information to evaluate Pfizer’s results.
(8)Emergency uses of the Pfizer-BioNTech COVID-19 Vaccine and Paxlovid have not been approved or licensed by the FDA. Emergency uses of Comirnaty have been authorized by the FDA, under an Emergency Use Authorization (EUA) to prevent Coronavirus Disease 2019 (COVID-19) in individuals 5 years of age and older. Comirnaty is licensed by the FDA for individuals 16 years of age and older. In addition, Comirnaty is under EUA for individuals ages 12 through 15, a third dose for certain immunocompromised individuals 5 years of age and older, and a booster dose for individuals 12 years of age and older. Paxlovid has been authorized for emergency use by the FDA under an EUA, for the treatment of mild-to-moderate COVID-19 in adults and pediatric patients (12 years of age and older weighing at least 40 kg [88 lbs]) with positive results of direct SARS-CoV-2 viral testing, and who are at high-risk for progression to severe COVID-19, including hospitalization or death. The emergency uses are only authorized for the duration of the declaration that circumstances exist justifying the authorization of emergency use of the medical product under Section 564(b)(1) of the FD&C Act unless the declaration is terminated or authorization revoked sooner. Please see the EUA Fact Sheets at www.cvdvaccine-us.com and www.covid19oralrx.com.

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PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME(1)
(UNAUDITED)
(millions, except per common share data)

	Fourth-Quarter		% Incr. /	Full-Year		% Incr. /
	2021	2020	(Decr.)	2021	2020	(Decr.)
Revenues	$23,838	$11,634	105	$81,288	$41,651	95
Costs and expenses:
Cost of sales(2), (3)	9,736	2,868	*	30,821	8,484	*
Selling, informational and administrative expenses(2), (3)	4,104	3,753	9	12,703	11,597	10
Research and development expenses(2), (3)	5,915	3,351	76	13,829	9,393	47
Amortization of intangible assets(3)	957	843	14	3,700	3,348	11
Restructuring charges and certain acquisition-related costs(4)	135	163	(17)	802	579	38
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	(6)	*
Other (income)/deductions––net(5)	(835)	102	*	(4,878)	1,219	*
Income from continuing operations before provision/(benefit) for taxes on income	3,827	554	*	24,311	7,036	*
Provision/(benefit) for taxes on income(6)	249	(80)	*	1,852	370	*
Income from continuing operations	3,578	634	*	22,459	6,666	*
Discontinued operations––net of tax(1)	(187)	224	*	(434)	2,529	*
Net income before allocation to noncontrolling interests	3,391	857	*	22,025	9,195	*
Less: Net income attributable to noncontrolling interests	(2)	11	*	45	36	27
Net income attributable to Pfizer Inc. common shareholders	$3,393	$847	*	$21,979	$9,159	*

Earnings per common share––basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.64	$0.11	*	$4.00	$1.19	*
Discontinued operations––net of tax	(0.03)	0.04	*	(0.08)	0.46	*
Net income attributable to Pfizer Inc. common shareholders	$0.60	$0.15	*	$3.92	$1.65	*

Earnings per common share––diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.62	$0.11	*	$3.93	$1.18	*
Discontinued operations––net of tax	(0.03)	0.04	*	(0.08)	0.45	*
Net income attributable to Pfizer Inc. common shareholders	$0.59	$0.15	*	$3.85	$1.63	*
Weighted-average shares used to calculate earnings per common share:
Basic	5,616	5,562		5,601	5,555
Diluted	5,768	5,662		5,708	5,632
*Indicates calculation not meaningful.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME - (UNAUDITED)
(1)The financial statements present the three and twelve months ended December 31, 2021 and December 31, 2020. Subsidiaries operating outside the U.S. are included for the three and twelve months ended November 30, 2021 and November 30, 2020.
On December 31, 2021, we completed the sale of our Meridian subsidiary, the manufacturer of EpiPen and other auto-injector products, and recognized a pre-tax loss of approximately $211 million ($167 million after tax) related to the sale in Discontinued operations––net of tax for the three and twelve months ended December 31, 2021. Prior to its sale, Meridian was managed as part of the Hospital therapeutic area. On November 16, 2020, we completed the spin-off and combination of the Upjohn Business with Mylan N.V. (Mylan) to form Viatris Inc. (Viatris) and on December 21, 2020, which fell in Pfizer’s international first quarter of 2021, Pfizer and Viatris completed the termination of a pre-existing strategic collaboration between Pfizer and Mylan for generic drugs in Japan (the Mylan-Japan collaboration). Beginning in the fourth quarter of 2021, the financial results of Meridian are reflected as discontinued operations for all periods presented. Beginning in the fourth quarter of 2020, the financial results of the Upjohn Business and Mylan-Japan collaboration were reflected as discontinued operations for all periods presented. Prior-period financial information has been restated, as appropriate.
In the first quarter of 2021, we adopted a change in accounting principle to a more preferable policy under U.S. GAAP to immediately recognize actuarial gains and losses arising from the remeasurement of our pension and postretirement plans. The actuarial gains and losses are classified as Other (income)/deductions––net. Prior period financial results have been recast to reflect this change in accounting principle. The impact of the change on the fourth quarter of 2020 was a $252 million increase in Net income attributable to Pfizer Inc. common shareholders and a $0.05 increase in Earnings per common share––diluted: Net income attributable to Pfizer Inc. common shareholders from the amounts previously reported. The impact of the change on full-year 2020 was a $457 million decrease in Net income attributable to Pfizer Inc. common shareholders and a $0.08 decrease in Earnings per common share––diluted: Net income attributable to Pfizer Inc. common shareholders from the amounts previously reported. See footnote (5) below.
Certain amounts in the consolidated statements of income and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.
(2)Exclusive of amortization of intangible assets, except as discussed in footnote (3) below.
(3)Amortization of finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets, as these intangible assets benefit multiple business functions. Amortization of intangible assets that are for a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.
(4)Restructuring charges and certain acquisition-related costs include the following:

	Fourth-Quarter		Full-Year
(MILLIONS OF DOLLARS)	2021	2020	2021	2020
Restructuring charges/(credits)––acquisition-related costs(a)	$—	$(3)	$(9)	$—
Restructuring charges/(credits)––cost reduction initiatives(b)	86	164	750	535
Restructuring charges/(credits)	86	161	741	535
Transaction costs(c)	20	(3)	20	10
Integration costs and other(d)	30	5	41	34
Restructuring charges and certain acquisition-related costs	$135	$163	$802	$579
(a)Includes employee termination costs, asset impairments and other exit costs associated with business combinations.
(b)Includes employee termination costs, asset impairments and other exit costs not associated with acquisitions. The charges primarily represent employee termination costs and asset write downs associated with our Transforming to a More Focused Company program.
(c)Transaction costs represent external costs for banking, legal, accounting and other similar services.
(d)Integration costs and other represent external, incremental costs directly related to integrating acquired businesses, such as expenditures for consulting and the integration of systems and processes, and certain other qualifying costs.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME - (UNAUDITED)
(5)Components of Other (income)/deductions––net include:

	Fourth-Quarter		Full-Year
(MILLIONS OF DOLLARS)	2021	2020	2021	2020
Interest income	$(14)	$(4)	$(36)	$(73)
Interest expense	315	347	1,291	1,449
Net interest expense	301	343	1,255	1,376
Royalty-related income	(208)	(246)	(857)	(770)
Net (gains)/losses on asset disposals	—	237	(99)	237
Net (gains)/losses recognized during the period on equity securities(a)	257	(132)	(1,344)	(540)
Income from collaborations, out-licensing arrangements and sales of compound/product rights	(79)	(81)	(396)	(326)
Net periodic benefit costs/(credits) other than service costs(b)	(913)	(438)	(2,547)	311
Certain legal matters, net	69	23	182	28
Certain asset impairments(c)	86	791	86	1,691
Consumer Healthcare JV equity method (income)/loss	(163)	(102)	(471)	(298)
Other, net	(185)	(291)	(687)	(491)
Other (income)/deductions––net	$(835)	$102	$(4,878)	$1,219
(a)Full-year 2021 gains include, among other things, unrealized gains of $1.6 billion related to investments in BioNTech SE (BioNTech) and Cerevel Therapeutics, LLC. Full-year 2020 gains included, among other things, unrealized gains of $405 million related to investments in BioNTech and SpringWorks Therapeutics, Inc.
(b)Amounts include the impact of the change in accounting principle discussed in footnote (1) above. Includes pension plan actuarial remeasurement pre-tax gains of $658 million in the fourth quarter of 2021 and $1.5 billion in full-year 2021, and pension plan actuarial remeasurement pre-tax gains of $225 million in the fourth quarter of 2020 and actuarial remeasurement pre-tax losses of $1.1 billion in full-year 2020, with the remaining amounts representing net periodic benefit credits.
(c)The fourth quarter of 2020 primarily included intangible asset impairment charges of $528 million related to Eucrisa, a finite-lived developed technology right acquired in our Anacor Pharmaceuticals, Inc. acquisition. Full-year 2020 primarily included intangible asset impairment charges of $900 million related to in-process research and development assets acquired in our Array BioPharma Inc. acquisition and the $528 million related to Eucrisa, noted above.
(6)The increase in the effective tax rate for the fourth quarter of 2021, compared to the fourth quarter of 2020, was due to the change in the jurisdictional mix of earnings primarily related to Comirnaty and the non-recurrence of tax benefits associated with certain intangible asset impairments (see footnote 5(c) above). The increase in the effective tax rate for full-year 2021, compared to full-year 2020, was due to the aforementioned factors, partially offset by certain initiatives executed in the third quarter of 2021 associated with our investment in the Consumer Healthcare joint venture with GlaxoSmithKline plc.

PFIZER INC. AND SUBSIDIARY COMPANIES
NON-GAAP FINANCIAL MEASURE: ADJUSTED INCOME
Adjusted income is an alternative measure of performance used by management to evaluate our overall performance in conjunction with other performance measures. As such, we believe that investors’ understanding of our performance is enhanced by disclosing this measure. We use Adjusted income, certain components of Adjusted income and Adjusted diluted EPS to present the results of our major operations––the discovery, development, manufacture, marketing, sale and distribution of biopharmaceutical products worldwide––prior to considering certain income statement elements as follows:

Measure	Definition	Relevance of Metrics to Our Business Performance
Adjusted income	Net income attributable to Pfizer Inc. common shareholders(a) before the impact of purchase accounting for acquisitions, acquisition-related items, discontinued operations and certain significant items
•Provides investors useful information to:
◦evaluate the normal recurring operational activities, and their components, on a comparable year over year basis
◦assist in modeling expected future performance on a normalized basis
•Provides investors insight into the way we manage our budgeting and forecasting, how we evaluate and manage our recurring operations and how we reward and compensate our senior management

Adjusted cost of sales, Adjusted selling, informational and administrative expenses, Adjusted research and development expenses, Adjusted amortization of intangible assets and Adjusted other (income)/deductions––net

Cost of sales, Selling, informational and administrative expenses, Research and development expenses, Amortization of intangible assets and Other (income)/deductions––net (a), each before the impact of purchase accounting for acquisitions, acquisition-related items, discontinued operations and certain significant items, which are components of the Adjusted income measure

Adjusted diluted EPS
EPS attributable to Pfizer Inc. common shareholders––diluted (a) before the impact of purchase accounting for acquisitions, acquisition-related items, discontinued operations and certain significant items

(a)Most directly comparable GAAP measure.
Adjusted income and its components and Adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by GAAP and, therefore, are limited in their usefulness to investors. Because of their non-standardized definitions, they may not be comparable to the calculation of similar measures of other companies and are presented to permit investors to more fully understand how management assesses performance. A limitation of these measures is that they provide a view of our operations without including all events during a period, and do not provide a comparable view of our performance to peers. These measures are not, and should not be viewed as, substitutes for their directly comparable GAAP measures of Net income attributable to Pfizer Inc. common shareholders, components of Net income attributable to Pfizer Inc. common shareholders and EPS attributable to Pfizer Inc. common shareholders—diluted, respectively. See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information—certain line items for 2021 and 2020 below.
We also recognize that, as internal measures of performance, these measures have limitations, and we do not restrict our performance-management process solely to these measures. We also use other tools designed to achieve the highest levels of performance. For example, our R&D organization has productivity targets, upon which its effectiveness is measured. In addition, total shareholder return, both on an absolute basis and relative to a publicly traded pharmaceutical index, plays a significant role in determining payouts under certain of our incentive compensation plans.
See the Non-GAAP Financial Measure: Adjusted Income section of Management’s Discussion and Analysis of Financial Condition and Results of Operations in Pfizer’s 2020 Annual Report on Form 10-K for additional information.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
(millions of dollars, except per common share data)

	Fourth-Quarter 2021
Data presented will not (in all cases) aggregate to totals.	Cost of sales	Selling, informational and administrative expenses	Research and development expenses	Amortization of intangible assets	Other (income)/deductions––net		Net income attributable to Pfizer Inc. common shareholders(1)	Earnings per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP reported	$9,736	$4,104	$5,915	$957	$(835)		$3,393	$0.59
Purchase accounting adjustments(2)	7	(1)	1	(790)	(83)		866
Acquisition-related items	—	—	—	—	—		49
Discontinued operations(3)	—	—	—	—	—		232
Certain significant items:
Restructuring charges/(credits) and implementation costs and additional depreciation—asset restructuring(4)	(26)	(140)	—	—	—		252
Certain asset impairments(5)	—	—	—	—	(86)		86
Upfront and milestone payments on collaborative and licensing arrangements(6)	—	—	(350)	—	—		350
(Gains)/losses on equity securities(7)	—	—	—	—	(259)		259
Actuarial valuation and other pension and postretirement plan (gains)/losses(7)	—	—	—	—	669		(669)
Asset acquisitions of IPR&D(8)	—	—	(2,053)	—	—		2,053
Other	(7)	(22)	(9)	—	(134)	(9)	172
Income tax provision—Non-GAAP items							(804)
Non-GAAP adjusted	$9,710	$3,941	$3,503	$167	$(728)	(10)	$6,239	$1.08

	Full-Year Ended December 31, 2021
Data presented will not (in all cases) aggregate to totals.	Cost of sales	Selling, informational and administrative expenses	Research and development expenses	Amortization of intangible assets	Other (income)/deductions––net		Net income attributable to Pfizer Inc. common shareholders(1)	Earnings per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP reported	$30,821	$12,703	$13,829	$3,700	$(4,878)		$21,979	$3.85
Purchase accounting adjustments(2)	25	(3)	6	(3,088)	(114)		3,175
Acquisition-related items	—	—	—	—	—		52
Discontinued operations(3)	—	—	—	—	—		585
Certain significant items:
Restructuring charges/(credits) and implementation costs and additional depreciation—asset restructuring(4)	(108)	(450)	(1)	—	—		1,309
Certain asset impairments(5)	—	—	—	—	(86)		86
Upfront and milestone payments on collaborative and licensing arrangements(6)	—	—	(1,056)	—	—		1,056
(Gains)/losses on equity securities(7)	—	—	—	—	1,338		(1,338)
Actuarial valuation and other pension and postretirement plan (gains)/losses(7)	—	—	—	—	1,601		(1,601)
Asset acquisitions of IPR&D(8)	—	—	(2,240)	—	—		2,240
Other	(52)	(141)	(15)	—	(334)	(9)	542
Income tax provision—Non-GAAP items							(2,848)
Non-GAAP adjusted	$30,685	$12,110	$10,523	$613	$(2,473)	(10)	$25,236	$4.42
See end of tables for notes.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
(millions of dollars, except per common share data)

	Fourth-Quarter 2020
Data presented will not (in all cases) aggregate to totals.	Cost of sales	Selling, informational and administrative expenses	Research and development expenses	Amortization of intangible assets	Other (income)/deductions––net		Net income attributable to Pfizer Inc. common shareholders(1)	Earnings per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP reported	$2,868	$3,753	$3,351	$843	$102		$847	$0.15
Purchase accounting adjustments(2)	4	(1)	1	(773)	14		756
Acquisition-related items	—	—	—	—	—		(1)
Discontinued operations(3)	—	—	—	—	—		(269)
Certain significant items:
Restructuring charges/(credits) and implementation costs and additional depreciation—asset restructuring(4)	(20)	(83)	—	—	—		267
Certain asset impairments(5)	—	—	—	—	(791)		791
Upfront and milestone payments on collaborative and licensing arrangements(6)	—	—	(226)	—	—		226
(Gains)/losses on equity securities(7)	—	—	—	—	128		(128)
Actuarial valuation and other pension and postretirement plan (gains)/losses(7)	—	—	—	—	214		(214)
Asset acquisitions of IPR&D(8)	—	—	(50)	—	—		50
Other	(10)	(89)	(8)	—	(349)	(9)	455
Income tax provision—Non-GAAP items							(345)
Non-GAAP adjusted	$2,842	$3,580	$3,068	$70	$(681)	(10)	$2,434	$0.43

	Full-Year Ended December 31, 2020
Data presented will not (in all cases) aggregate to totals.	Cost of sales	Selling, informational and administrative expenses		Research and development expenses	Amortization of intangible assets	Other (income)/deductions––net		Net income attributable to Pfizer Inc. common shareholders(1)	Earnings per common share attributable to Pfizer Inc. common shareholders––diluted
GAAP reported	$8,484	$11,597		$9,393	$3,348	$1,219		$9,159	$1.63
Purchase accounting adjustments(2)	18	(2)		5	(3,064)	(75)		3,117
Acquisition-related items	—	—		—	—	—		44
Discontinued operations(3)	—	—		—	—	—		(2,879)
Certain significant items:
Restructuring charges/(credits) and implementation costs and additional depreciation—asset restructuring(4)	(61)	(197)		2	—	—		791
Certain asset impairments(5)	—	—		—	—	(1,691)		1,691
Upfront and milestone payments on collaborative and licensing arrangements(6)	—	—		(454)	—	—		454
(Gains)/losses on equity securities(7)	—	—		—	—	557		(557)
Actuarial valuation and other pension and postretirement plan (gains)/losses(7)	—	—		—	—	(1,092)		1,092
Asset acquisitions of IPR&D(8)	—	—		(50)	—	—		50
Other	(56)	(292)	(11)	(24)	—	(697)	(9)	1,063
Income tax provision—Non-GAAP items								(1,299)
Non-GAAP adjusted	$8,386	$11,106		$8,872	$284	$(1,779)	(10)	$12,727	$2.26

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
(1)Items that reconcile GAAP Reported to Non-GAAP Adjusted balances are shown pre-tax and include discontinued operations. Our effective tax rates for GAAP reported income from continuing operations were: 6.5% in the fourth quarter of 2021, 7.6% in full-year 2021, (14.4)% in the fourth quarter of 2020 and 5.3% in full-year 2020. Our effective tax rates on Non-GAAP adjusted income were: 13.9% in the fourth quarter of 2021, 15.3% in full-year 2021, 11.3% in the fourth quarter of 2020 and 13.7% in full-year 2020.
(2)Purchase accounting adjustments include items such as the incremental charge to cost of sales from the sale of acquired inventory that was written up to fair value, amortization related to the increase in fair value of the acquired finite-lived intangible assets, depreciation related to the increase/decrease in fair value of the acquired fixed assets, amortization related to the increase in fair value of acquired debt, and the fair value changes for contingent consideration. For the fourth quarter and full year of 2021 and 2020, primarily consists of amortization of intangible assets.
(3)Relates primarily to the spin-off of our Upjohn Business, and our sale of Meridian.
(4)Includes employee termination costs, asset impairments and other exit costs related to our cost-reduction and productivity initiatives not associated with acquisitions.
(5)Primarily includes intangible asset impairment charges. For fourth-quarter and full-year 2020, $528 million is related to Eucrisa. Also, full-year 2020 includes charges of $900 million related to in-process research and development (IPR&D) assets acquired from Array BioPharma Inc.
(6)Primarily includes the following charges: For fourth-quarter and full-year 2021, a $300 million upfront payment to Beam Therapeutics Inc. and a $50 million net upfront payment to BioNTech SE (BioNTech). Full-year 2021 also includes an upfront payment to Arvinas, Inc. (Arvinas) and a premium paid on our equity investment in Arvinas totaling $706 million. Fourth-quarter and full-year 2020 included a payment of $151 million, representing the expense portion of an upfront payment to Myovant Sciences, Ltd., and a $75 million milestone payment to Akcea Therapeutics, Inc. Full-year 2020 also included an upfront payment to Valneva SE of $130 million and an upfront payment to BioNTech and a premium paid on our equity investment in BioNTech totaling $98 million.
(7)(Gains)/losses on equity securities, and actuarial valuation and other pension and postretirement plan (gains)/losses are removed from adjusted earnings due to their inherent market volatility.
(8)Primarily includes payments for acquired IPR&D. For fourth-quarter and full-year 2021, includes a $2.1 billion charge related to our acquisition of Trillium Therapeutics Inc., which was accounted for as an asset acquisition; and also, for full-year 2021, includes a charge of $177 million for IPR&D related to an asset acquisition completed in the second quarter of 2021.
(9)For 2021, the total of $134 million in the fourth quarter and $334 million for the full-year primarily include: (i) charges for certain legal matters of $69 million and $162 million, respectively, and (ii) charges representing our equity-method accounting pro rata share of restructuring charges and costs of preparing for separation from GlaxoSmithKline plc (GSK) of $50 million and $185 million, respectively recorded by the Consumer Healthcare JV. For 2020, the fourth-quarter total of $349 million and full-year total of $697 million include: (i) losses on asset disposals of $238 million, and (ii) charges of $71 million for fourth-quarter 2020 and $367 million for full-year 2020, respectively, which represent our equity-method accounting pro rata share of transaction-specific restructuring and business combination accounting charges recorded by the Consumer Healthcare JV.
(10)The components of Non-GAAP Adjusted Other (income)/deductions––net include the following:

	Fourth-Quarter		Full-Year
(MILLIONS OF DOLLARS)	2021	2020	2021	2020
Interest income	$(14)	$(4)	$(36)	$(72)
Interest expense	317	350	1,297	1,468
Net interest expense	303	346	1,262	1,396
Royalty-related income	(208)	(246)	(857)	(770)
Net (gains)/losses on asset disposals	—	(1)	(42)	(2)
Net (gains)/losses recognized during the period on equity securities	(2)	(4)	(6)	17
Income from collaborations, out-licensing arrangements and sales of compound/product rights	(79)	(81)	(396)	(326)
Net periodic benefit costs/(credits) other than service costs	(244)	(224)	(946)	(781)
Certain legal matters, net	—	5	20	5
Consumer Healthcare JV equity method (income)/loss	(213)	(173)	(656)	(665)
Other, net	(285)	(302)	(852)	(653)
Non-GAAP Adjusted Other (income)/deductions––net	$(728)	$(681)	$(2,473)	$(1,779)

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATIONS OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)
See Note (5) to the Consolidated Statements of Income above for additional information on the components comprising GAAP reported Other (income)/deductions––net.
(11)For full-year 2020, amounts in Selling, informational and administrative expenses of $292 million primarily include costs for consulting, legal, tax and advisory services associated with a non-recurring internal reorganization of legal entities.

PFIZER INC. - REVENUES
FOURTH-QUARTER 2021 and 2020 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2021	2020	% Change		2021	2020	% Change	2021	2020	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES(b)	$23,838	$11,634	105%	106%	$7,680	$5,834	32%	$16,159	$5,800	179%	181%
PFIZER BIOPHARMACEUTICALS GROUP (BIOPHARMA)(b), (c)	$23,456	$11,325	107%	108%	$7,564	$5,720	32%	$15,891	$5,605	184%	186%
Vaccines	$13,914	$2,001	*	*	$2,736	$963	*	$11,179	$1,038	*	*
Comirnaty direct sales and alliance revenues	12,504	154	*	*	2,151	154	*	10,353	—	*	*
Prevnar family(d)	1,302	1,750	(26%)	(25%)	571	786	(27%)	731	964	(24%)	(24%)
Nimenrix	48	40	19%	20%	—	—	—	48	40	19%	20%
FSME-IMMUN/TicoVac	24	27	(8%)	(8%)	—	—	—	24	27	(8%)	(8%)
Trumenba	16	26	(38%)	(38%)	14	22	(39%)	3	4	(30%)	(29%)
All other Vaccines	19	3	*	*	—	—	—	19	3	*	*
Oncology	$3,242	$3,024	7%	8%	$2,050	$1,945	5%	$1,192	$1,078	11%	12%
Ibrance	1,398	1,436	(3%)	(2%)	879	945	(7%)	519	491	6%	7%
Xtandi alliance revenues	306	283	8%	8%	306	283	8%	—	—	—	—
Inlyta	260	228	14%	15%	152	152	—	109	76	42%	44%
Sutent	137	203	(33%)	(32%)	13	54	(76%)	124	149	(17%)	(16%)
Bosulif	145	126	15%	16%	94	85	11%	51	41	24%	27%
Xalkori	122	135	(10%)	(11%)	25	33	(22%)	97	103	(6%)	(7%)
Ruxience(e)	148	92	60%	60%	135	88	54%	13	4	*	*
Retacrit(e)	122	108	13%	13%	95	74	28%	26	34	(22%)	(21%)
Zirabev(e)	133	79	67%	68%	86	32	*	47	48	(2%)	—
Lorbrena	73	62	18%	19%	38	31	24%	35	31	13%	16%
Aromasin	53	41	28%	24%	1	1	(43%)	52	40	30%	27%
Trazimera(e)	66	36	82%	82%	38	14	*	28	22	25%	26%
Besponsa	47	48	(1%)	(1%)	26	30	(14%)	21	18	19%	22%
Braftovi	51	45	13%	13%	51	45	14%	—	—	—	—
Bavencio alliance revenues	56	29	93%	98%	23	16	45%	33	13	*	*
Mektovi	42	39	8%	8%	43	39	9%	—	—	—	—
All other Oncology	83	32	*	*	45	24	84%	39	8	*	*
Internal Medicine	$2,235	$2,308	(3%)	(3%)	$1,003	$1,129	(11%)	$1,232	$1,179	4%	5%
Eliquis direct sales and alliance revenues	1,500	1,262	19%	19%	720	604	19%	780	658	19%	19%
Premarin family	143	208	(31%)	(31%)	135	197	(31%)	8	11	(31%)	(32%)
Chantix/Champix	(11)	191	*	*	1	141	(99%)	(12)	50	*	*
BMP2	80	77	4%	4%	80	77	4%	—	—	—	—
Toviaz	64	69	(8%)	(6%)	22	25	(14%)	42	44	(5%)	(2%)
Pristiq	43	47	(8%)	(9%)	7	10	(30%)	36	37	(3%)	(3%)
All other Internal Medicine	416	453	(8%)	(7%)	38	76	(49%)	377	378	—	2%
Hospital(b)	$1,884	$1,861	1%	1%	$743	$712	4%	$1,141	$1,149	(1%)	(2%)
Sulperazon	169	186	(9%)	(13%)	—	—	—	169	186	(9%)	(13%)
Medrol	112	107	4%	4%	39	51	(22%)	72	57	27%	28%
Zavicefta	107	68	57%	58%	—	—	—	107	68	57%	58%
Fragmin	82	75	10%	8%	1	2	(36%)	81	73	11%	9%
Zithromax	81	58	39%	37%	1	2	(53%)	80	56	41%	39%
Vfend	63	69	(9%)	(9%)	3	3	(1%)	60	66	(9%)	(10%)
Tygacil	47	45	4%	3%	1	1	(36%)	46	44	5%	4%
Precedex	30	48	(38%)	(38%)	9	27	(67%)	21	21	—	—
Zyvox	29	46	(36%)	(36%)	4	5	(26%)	26	41	(37%)	(37%)
Paxlovid	76	—	*	*	76	—	*	—	—	—	—
IVIg Products(f)	119	105	14%	14%	119	105	14%	—	—	—	—
All other Anti-infectives	372	358	4%	4%	132	119	11%	240	239	—	1%
All other Hospital	597	695	(14%)	(15%)	358	397	(10%)	239	298	(20%)	(21%)
Inflammation & Immunology (I&I)	$1,231	$1,267	(3%)	(2%)	$653	$628	4%	$578	$639	(10%)	(8%)
Xeljanz	721	696	4%	4%	516	493	5%	206	203	1%	3%
Enbrel (Outside the U.S. and Canada)	297	345	(14%)	(12%)	—	—	—	297	345	(14%)	(12%)
Inflectra/Remsima(e)	171	188	(9%)	(9%)	108	97	12%	63	91	(31%)	(31%)
All other I&I	41	38	9%	11%	29	38	(24%)	12	—	*	*
Rare Disease	$950	$865	10%	12%	$379	$342	11%	$570	$523	9%	12%
Vyndaqel/Vyndamax	561	429	31%	34%	251	183	37%	310	246	26%	31%
BeneFIX	109	117	(6%)	(6%)	56	63	(11%)	53	54	(1%)	—
Genotropin	106	112	(6%)	(3%)	25	36	(30%)	80	76	6%	9%
Refacto AF/Xyntha	69	97	(29%)	(29%)	13	20	(34%)	56	77	(28%)	(27%)
Somavert	74	79	(6%)	(5%)	28	32	(15%)	47	47	—	1%
All other Rare Disease	31	31	(2%)	—	6	8	(28%)	25	23	8%	10%
PFIZER CENTREONE(c)	$382	$308	24%	25%	$115	$114	1%	$267	$194	37%	39%
Total Alliance revenues	$1,934	$1,382	40%	40%	$1,061	$903	17%	$873	$478	82%	84%
Total Biosimilars(e)	$680	$525	29%	30%	$480	$311	54%	$199	$214	(7%)	(6%)
Total Sterile Injectable Pharmaceuticals(g)	$1,440	$1,490	(3%)	(4%)	$657	$698	(6%)	$783	$792	(1%)	(3%)
See end of tables for notes.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
FOURTH-QUARTER 2021 and 2020 - (UNAUDITED)

	DEVELOPED EUROPE(h)				DEVELOPED REST OF WORLD(i)				EMERGING MARKETS(j)
	2021	2020	% Change		2021	2020	% Change		2021	2020	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES(b)	$4,499	$2,351	91%	92%	$3,889	$1,063	266%	274%	$7,771	$2,386	226%	227%
PFIZER BIOPHARMACEUTICALS GROUP (BIOPHARMA)(b), (c)	$4,354	$2,292	90%	90%	$3,863	$1,055	266%	274%	$7,674	$2,258	240%	242%
Vaccines	$2,473	$404	*	*	$2,873	$139	*	*	$5,833	$495	*	*
Comirnaty direct sales and alliance revenues	2,177	—	*	*	2,767	—	*	*	5,409	—	*	*
Prevnar family(d)	223	349	(36%)	(35%)	102	133	(23%)	(21%)	405	481	(16%)	(16%)
Nimenrix	30	28	10%	10%	2	4	(46%)	(48%)	16	9	75%	79%
FSME-IMMUN/TicoVac	22	24	(7%)	(6%)	—	—	—	—	2	3	(26%)	(27%)
Trumenba	3	3	(22%)	(21%)	—	—	—	—	—	1	(72%)	(72%)
All other Vaccines	18	1	*	*	1	1	(40%)	(42%)	1	1	(38%)	(37%)
Oncology	$557	$526	6%	7%	$241	$210	14%	18%	$394	$341	15%	15%
Ibrance	261	270	(3%)	(3%)	116	102	14%	18%	142	119	19%	22%
Xtandi alliance revenues	—	—	—	—	—	—	—	—	—	—	—	—
Inlyta	51	32	58%	60%	23	20	13%	18%	35	24	46%	44%
Sutent	48	62	(22%)	(22%)	18	22	(19%)	(17%)	58	66	(11%)	(11%)
Bosulif	24	23	6%	7%	17	14	23%	30%	10	4	*	*
Xalkori	23	28	(20%)	(18%)	11	12	(5%)	(2%)	63	62	—	(3%)
Ruxience(e)	6	1	*	*	5	4	37%	36%	1	—	*	*
Retacrit(e)	25	28	(10%)	(9%)	—	—	—	—	1	6	(84%)	(83%)
Zirabev(e)	34	37	(9%)	(8%)	11	8	31%	36%	2	2	(8%)	(2%)
Lorbrena	16	15	6%	7%	10	10	—	5%	9	6	53%	55%
Aromasin	7	8	(11%)	(10%)	2	2	(29%)	(26%)	43	30	46%	40%
Trazimera(e)	12	10	23%	24%	2	2	7%	8%	14	10	31%	30%
Besponsa	8	8	(2%)	(1%)	8	7	27%	32%	5	3	58%	57%
Braftovi	—	—	—	—	—	—	—	—	—	—	—	—
Bavencio alliance revenues	17	8	*	*	13	4	*	*	3	1	*	*
Mektovi	—	—	—	—	—	—	—	—	—	—	—	—
All other Oncology	25	(3)	*	*	4	3	21%	20%	9	8	23%	23%
Internal Medicine	$596	$563	6%	7%	$215	$231	(7%)	(5%)	$421	$385	9%	10%
Eliquis direct sales and alliance revenues	423	373	13%	14%	119	107	11%	14%	238	178	34%	32%
Premarin family	—	—	—	—	5	6	(15%)	(16%)	2	5	(51%)	(53%)
Chantix/Champix	(1)	26	*	*	(1)	17	*	*	(10)	7	*	*
BMP2	—	—	—	—	—	—	—	—	—	—	—	—
Toviaz	18	19	(2%)	(1%)	21	23	(8%)	(4%)	3	3	1%	7%
Pristiq	12	11	2%	4%	11	11	(3%)	(5%)	14	15	(7%)	(7%)
All other Internal Medicine	143	133	7%	8%	60	67	(11%)	(9%)	174	177	(2%)	1%
Hospital(b)	$225	$220	2%	3%	$174	$172	1%	1%	$742	$756	(2%)	(4%)
Sulperazon	—	—	—	—	2	2	(8%)	(1%)	167	184	(9%)	(13%)
Medrol	16	16	1%	1%	11	10	7%	8%	45	30	48%	49%
Zavicefta	31	24	26%	27%	—	—	—	—	76	44	75%	76%
Fragmin	42	36	18%	17%	15	15	2%	(2%)	24	22	6%	4%
Zithromax	16	21	(23%)	(22%)	5	6	(6%)	(1%)	58	30	95%	90%
Vfend	4	5	(7%)	(6%)	11	12	(13%)	(8%)	45	49	(8%)	(10%)
Tygacil	5	6	(4%)	(3%)	1	1	(1%)	1%	39	37	7%	5%
Precedex	—	—	—	—	7	5	29%	33%	14	16	(9%)	(11%)
Zyvox	3	2	12%	13%	5	6	(11%)	(6%)	18	33	(45%)	(46%)
Paxlovid	—	—	—	—	—	—	—	—	—	—	—	—
IVIg Products(f)	—	—	—	—	—	—	—	—	—	—	—	—
All other Anti-infectives	71	64	10%	11%	23	24	(5%)	(2%)	146	151	(3%)	(3%)
All other Hospital	37	46	(20%)	(20%)	94	91	3%	1%	108	160	(33%)	(34%)
Inflammation & Immunology (I&I)	$237	$305	(22%)	(21%)	$161	$153	5%	7%	$180	$181	—	2%
Xeljanz	73	86	(15%)	(14%)	71	71	1%	3%	61	47	31%	33%
Enbrel (Outside the U.S. and Canada)	127	166	(23%)	(23%)	60	53	13%	18%	110	126	(12%)	(10%)
Inflectra/Remsima(e)	40	64	(39%)	(38%)	21	20	4%	(1%)	3	7	(56%)	(56%)
All other I&I	(3)	(11)	(77%)	(78%)	9	10	(6%)	(1%)	6	1	*	*
Rare Disease	$267	$273	(2%)	(1%)	$200	$149	34%	41%	$103	$100	4%	7%
Vyndaqel/Vyndamax	155	141	9%	11%	142	94	52%	62%	13	11	21%	24%
BeneFIX	16	20	(21%)	(20%)	15	14	6%	8%	22	19	14%	17%
Genotropin	30	33	(10%)	(9%)	25	24	3%	8%	26	19	35%	42%
Refacto AF/Xyntha	27	40	(33%)	(32%)	6	6	(1%)	(2%)	23	32	(27%)	(26%)
Somavert	35	37	(5%)	(4%)	7	6	9%	8%	5	4	30%	34%
All other Rare Disease	5	2	*	*	6	6	2%	(2%)	14	15	(5%)	(1%)
PFIZER CENTREONE(c)	$145	$59	147%	151%	$25	$8	223%	240%	$97	$128	(24%)	(24%)
Total Alliance revenues	$584	$360	62%	63%	$138	$118	17%	20%	$152	$1	*	*
Total Biosimilars(e)	$131	$152	(14%)	(13%)	$41	$35	16%	14%	$28	$27	3%	4%
Total Sterile Injectable Pharmaceuticals(g)	$142	$137	4%	4%	$113	$111	2%	1%	$528	$544	(3%)	(5%)

PFIZER INC. - REVENUES
TWELVE MONTHS 2021 and 2020 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2021	2020	% Change		2021	2020	% Change	2021	2020	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES(b)	$81,288	$41,651	95%	92%	$29,746	$21,455	39%	$51,542	$20,196	155%	149%
PFIZER BIOPHARMACEUTICALS GROUP (BIOPHARMA)(b), (c)	$79,557	$40,724	95%	92%	$29,221	$21,055	39%	$50,336	$19,670	156%	150%
Vaccines	$42,625	$6,575	*	*	$10,616	$3,180	*	$32,010	$3,395	*	*
Comirnaty direct sales and alliance revenues	36,781	154	*	*	7,809	154	*	28,972	—	*	*
Prevnar family(d)	5,272	5,850	(10%)	(11%)	2,701	2,930	(8%)	2,571	2,920	(12%)	(13%)
Nimenrix	193	221	(12%)	(16%)	—	—	—	193	221	(12%)	(16%)
FSME-IMMUN/TicoVac	185	196	(5%)	(12%)	—	—	—	185	196	(5%)	(12%)
Trumenba	118	112	6%	6%	106	96	10%	13	16	(18%)	(23%)
All other Vaccines	74	42	76%	67%	—	—	—	74	42	76%	67%
Oncology	$12,333	$10,867	13%	12%	$7,736	$7,048	10%	$4,597	$3,819	20%	17%
Ibrance	5,437	5,392	1%	—	3,418	3,634	(6%)	2,019	1,758	15%	12%
Xtandi alliance revenues	1,185	1,024	16%	16%	1,185	1,024	16%	—	—	—	—
Inlyta	1,002	787	27%	26%	599	523	15%	403	264	53%	49%
Sutent	673	819	(18%)	(20%)	127	223	(43%)	546	597	(8%)	(11%)
Bosulif	540	450	20%	19%	354	304	16%	186	146	28%	25%
Xalkori	493	544	(9%)	(13%)	102	138	(26%)	391	406	(4%)	(8%)
Ruxience(e)	491	170	*	*	450	164	*	41	6	*	*
Retacrit(e)	444	386	15%	14%	344	278	24%	100	107	(7%)	(12%)
Zirabev(e)	444	143	*	*	246	63	*	197	80	*	*
Lorbrena	266	204	30%	29%	141	112	26%	125	92	35%	33%
Aromasin	211	148	42%	35%	3	5	(31%)	208	144	45%	37%
Trazimera(e)	197	98	*	99%	98	31	*	99	66	49%	45%
Besponsa	192	182	6%	5%	115	114	—	77	67	15%	13%
Braftovi	187	160	16%	16%	187	160	17%	—	—	—	—
Bavencio alliance revenues	178	80	*	*	83	40	*	95	40	*	*
Mektovi	155	142	9%	9%	155	142	9%	—	—	—	—
All other Oncology	238	137	73%	71%	129	91	41%	109	46	*	*
Internal Medicine	$9,329	$9,003	4%	2%	$4,638	$4,764	(3%)	$4,691	$4,238	11%	8%
Eliquis direct sales and alliance revenues	5,970	4,949	21%	19%	3,160	2,688	18%	2,810	2,260	24%	21%
Premarin family	563	680	(17%)	(17%)	525	637	(18%)	38	42	(11%)	(15%)
Chantix/Champix	398	919	(57%)	(57%)	310	716	(57%)	88	203	(57%)	(60%)
BMP2	266	274	(3%)	(3%)	266	274	(3%)	—	—	—	—
Toviaz	238	252	(6%)	(7%)	68	83	(18%)	170	170	—	(2%)
Pristiq	187	171	9%	7%	46	36	27%	141	135	5%	1%
All other Internal Medicine	1,706	1,758	(3%)	(4%)	262	331	(21%)	1,444	1,427	1%	—
Hospital(b)	$7,301	$6,777	8%	5%	$2,688	$2,705	(1%)	$4,613	$4,073	13%	9%
Sulperazon	683	618	11%	3%	—	—	—	683	618	11%	3%
Medrol	432	402	7%	6%	181	198	(9%)	251	204	23%	20%
Zavicefta	413	212	95%	93%	—	—	—	413	211	95%	93%
Fragmin	305	252	21%	15%	5	7	(25%)	300	245	22%	16%
Zithromax	278	276	1%	(3%)	1	5	(86%)	278	271	2%	(1%)
Vfend	267	270	(1%)	(4%)	8	20	(63%)	260	250	4%	—
Tygacil	200	160	25%	21%	4	7	(39%)	196	154	27%	23%
Precedex	177	260	(32%)	(33%)	52	176	(70%)	125	84	49%	44%
Zyvox	173	222	(22%)	(24%)	14	22	(34%)	159	200	(20%)	(23%)
Paxlovid	76	—	*	*	76	—	*	—	—	—	—
IVIg Products(f)	430	376	15%	15%	430	376	15%	—	—	—	—
All other Anti-infectives	1,453	1,294	12%	11%	484	434	11%	969	860	13%	11%
All other Hospital	2,412	2,435	(1%)	(3%)	1,433	1,459	(2%)	980	976	—	(5%)
Inflammation & Immunology (I&I)	$4,431	$4,567	(3%)	(4%)	$2,139	$2,162	(1%)	$2,292	$2,405	(5%)	(7%)
Xeljanz	2,455	2,437	1%	—	1,647	1,706	(3%)	808	731	11%	8%
Enbrel (Outside the U.S. and Canada)	1,185	1,350	(12%)	(13%)	—	—	—	1,185	1,350	(12%)	(13%)
Inflectra/Remsima(e)	657	659	—	(3%)	385	341	13%	272	318	(14%)	(20%)
All other I&I	134	121	11%	12%	107	115	(7%)	27	6	*	*
Rare Disease	$3,538	$2,936	20%	19%	$1,405	$1,196	17%	$2,133	$1,740	23%	20%
Vyndaqel/Vyndamax	2,015	1,288	56%	55%	909	613	48%	1,106	675	64%	61%
BeneFIX	438	454	(4%)	(5%)	230	239	(4%)	207	215	(4%)	(5%)
Genotropin	389	427	(9%)	(10%)	79	128	(38%)	310	299	4%	3%
Refacto AF/Xyntha	304	370	(18%)	(20%)	64	74	(14%)	240	295	(19%)	(22%)
Somavert	277	277	—	(2%)	98	108	(9%)	179	169	6%	2%
All other Rare Disease	115	120	(4%)	(3%)	24	33	(27%)	91	87	5%	6%
PFIZER CENTREONE(c)	$1,731	$926	87%	84%	$524	$400	31%	$1,206	$526	129%	125%
Total Alliance revenues	$7,652	$5,418	41%	40%	$4,456	$3,753	19%	$3,195	$1,664	92%	87%
Total Biosimilars(e)	$2,343	$1,527	53%	51%	$1,561	$899	74%	$782	$628	25%	19%
Total Sterile Injectable Pharmaceuticals(g)	$5,746	$5,315	8%	6%	$2,578	$2,636	(2%)	$3,168	$2,679	18%	14%

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
TWELVE MONTHS 2021 and 2020 - (UNAUDITED)

	DEVELOPED EUROPE(h)				DEVELOPED REST OF WORLD(i)				EMERGING MARKETS(j)
	2021	2020	% Change		2021	2020	% Change		2021	2020	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES(b)	$18,336	$7,788	135%	124%	$12,506	$4,036	210%	207%	$20,701	$8,372	147%	145%
PFIZER BIOPHARMACEUTICALS GROUP (BIOPHARMA)(b), (c)	$17,662	$7,582	133%	121%	$12,399	$4,004	210%	206%	$20,275	$8,084	151%	149%
Vaccines	$10,429	$1,176	*	*	$8,552	$461	*	*	$13,029	$1,759	*	*
Comirnaty direct sales and alliance revenues	9,410	—	*	*	8,143	—	*	*	11,419	—	*	*
Prevnar family(d)	655	830	(21%)	(25%)	388	441	(12%)	(15%)	1,528	1,649	(7%)	(7%)
Nimenrix	132	131	1%	(5%)	16	16	4%	(7%)	45	74	(39%)	(38%)
FSME-IMMUN/TicoVac	154	166	(7%)	(13%)	—	—	—	—	31	30	3%	(6%)
Trumenba	11	13	(14%)	(19%)	—	—	—	—	1	2	(44%)	(48%)
All other Vaccines	66	35	88%	78%	3	4	(2%)	(9%)	5	3	42%	37%
Oncology	$2,148	$1,746	23%	17%	$925	$785	18%	16%	$1,525	$1,289	18%	18%
Ibrance	1,044	910	15%	8%	453	390	16%	14%	522	458	14%	17%
Xtandi alliance revenues	—	—	—	—	—	—	—	—	—	—	—	—
Inlyta	181	93	96%	86%	91	80	15%	14%	131	91	43%	41%
Sutent	200	246	(19%)	(23%)	75	90	(17%)	(19%)	271	261	4%	3%
Bosulif	92	75	23%	16%	65	54	20%	20%	29	17	75%	78%
Xalkori	94	105	(10%)	(15%)	46	47	(1%)	(3%)	251	254	(1%)	(6%)
Ruxience(e)	18	1	*	*	19	5	*	*	4	—	*	*
Retacrit(e)	98	98	—	(6%)	—	—	—	—	2	9	(76%)	(76%)
Zirabev(e)	149	59	*	*	38	18	*	*	11	3	*	*
Lorbrena	55	41	33%	27%	40	37	8%	9%	29	14	*	*
Aromasin	28	28	1%	(4%)	8	9	(11%)	(11%)	172	107	61%	52%
Trazimera(e)	46	30	50%	42%	8	5	64%	59%	45	31	46%	45%
Besponsa	30	30	—	(5%)	32	27	18%	17%	16	11	48%	50%
Braftovi	—	—	—	—	—	—	—	—	—	—	—	—
Bavencio alliance revenues	53	25	*	*	34	11	*	*	8	3	*	*
Mektovi	—	—	—	—	—	—	—	—	—	—	—	—
All other Oncology	60	6	*	*	15	11	37%	31%	35	30	17%	14%
Internal Medicine	$2,200	$1,977	11%	5%	$862	$921	(6%)	(9%)	$1,629	$1,340	22%	23%
Eliquis direct sales and alliance revenues	1,520	1,272	20%	13%	439	404	9%	6%	852	585	46%	46%
Premarin family	1	1	1%	(6%)	20	22	(9%)	(13%)	17	19	(13%)	(18%)
Chantix/Champix	46	106	(56%)	(60%)	30	64	(54%)	(57%)	12	34	(65%)	(66%)
BMP2	—	—	—	—	—	—	—	—	—	—	—	—
Toviaz	72	66	9%	3%	89	93	(5%)	(5%)	10	11	(10%)	(4%)
Pristiq	43	39	9%	4%	42	40	5%	(2%)	56	55	1%	2%
All other Internal Medicine	518	493	5%	(1%)	243	299	(19%)	(21%)	683	635	8%	10%
Hospital(b)	$858	$737	16%	10%	$689	$673	2%	(3%)	$3,066	$2,662	15%	11%
Sulperazon	—	—	—	—	7	8	(13%)	(12%)	677	610	11%	3%
Medrol	61	55	10%	4%	43	40	9%	6%	147	109	35%	33%
Zavicefta	126	77	63%	54%	1	1	*	*	286	133	*	*
Fragmin	155	121	28%	20%	55	57	(2%)	(8%)	89	68	32%	28%
Zithromax	44	55	(19%)	(22%)	21	27	(22%)	(22%)	212	190	12%	7%
Vfend	21	17	21%	14%	44	54	(18%)	(18%)	195	179	9%	5%
Tygacil	20	18	8%	3%	6	6	9%	4%	170	130	31%	27%
Precedex	—	—	—	—	28	27	2%	—	97	57	71%	66%
Zyvox	10	10	3%	(3%)	22	26	(13%)	(13%)	127	164	(23%)	(26%)
Paxlovid	—	—	—	—	—	—	—	—	—	—	—	—
IVIg Products(f)	—	—	—	—	—	—	—	—	—	—	—	—
All other Anti-infectives	263	221	19%	13%	87	94	(8%)	(11%)	620	544	14%	13%
All other Hospital	159	162	(2%)	(7%)	374	335	11%	4%	447	478	(7%)	(10%)
Inflammation & Immunology (I&I)	$1,003	$1,114	(10%)	(15%)	$646	$615	5%	2%	$644	$676	(5%)	(1%)
Xeljanz	308	284	8%	3%	284	259	10%	7%	216	188	15%	19%
Enbrel (Outside the U.S. and Canada)	533	628	(15%)	(20%)	251	258	(3%)	(4%)	401	463	(14%)	(10%)
Inflectra/Remsima(e)	186	237	(22%)	(26%)	75	58	28%	19%	11	23	(51%)	(53%)
All other I&I	(24)	(35)	(31%)	(35%)	36	39	(10%)	(9%)	16	1	*	*
Rare Disease	$1,026	$833	23%	17%	$726	$549	32%	33%	$381	$359	6%	9%
Vyndaqel/Vyndamax	572	324	77%	68%	495	312	59%	61%	39	39	(1%)	—
BeneFIX	70	77	(9%)	(15%)	58	62	(5%)	(8%)	79	76	4%	6%
Genotropin	119	129	(8%)	(13%)	105	103	1%	1%	86	67	29%	35%
Refacto AF/Xyntha	119	158	(25%)	(29%)	23	30	(22%)	(27%)	98	107	(9%)	(8%)
Somavert	136	132	3%	(2%)	24	22	6%	3%	20	15	30%	34%
All other Rare Disease	10	12	(20%)	(24%)	21	20	7%	(1%)	60	55	9%	16%
PFIZER CENTREONE(c)	$673	$206	227%	218%	$107	$33	227%	229%	$426	$287	48%	46%
Total Alliance revenues	$2,248	$1,223	84%	77%	$496	$439	13%	11%	$451	$2	*	*
Total Biosimilars(e)	$544	$465	17%	11%	$147	$90	63%	56%	$91	$73	26%	27%
Total Sterile Injectable Pharmaceuticals(g)	$554	$465	19%	12%	$444	$430	3%	(2%)	$2,170	$1,784	22%	18%

PFIZER INC.
NOTES TO REVENUES TABLE INFORMATION
(UNAUDITED)

(a)	Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are described in footnotes (h) to (j) below, respectively.
(b)
On December 31, 2021, we completed the sale of our Meridian subsidiary. Prior to its sale, Meridian was managed as part of the Hospital therapeutic area. On November 16, 2020, we completed the spin-off and the combination of our Upjohn Business with Mylan to form Viatris. On December 21, 2020, Pfizer and Viatris completed the termination of the Mylan-Japan collaboration. Beginning in the fourth quarter of 2021, the financial results of Meridian are reflected as discontinued operations for all periods presented. Beginning in the fourth quarter of 2020, the financial results of the Upjohn Business and Mylan-Japan collaboration were reflected as discontinued operations for all periods presented. Prior-period financial information has been restated, as appropriate.

(c)
At the beginning of our fiscal fourth quarter of 2021, we reorganized our commercial operations and began to manage our commercial operations through a new global structure consisting of two operating segments, each led by a single manager: Pfizer Biopharmaceuticals Group (Biopharma), our innovative science-based biopharmaceutical business and Pfizer CentreOne (PC1). PC1, which previously had been managed within the Hospital therapeutic area, includes revenues from our contract manufacturing, including certain Comirnaty-related manufacturing activities performed on behalf of BioNTech ($46 million and $320 million for the fourth quarter and the twelve months of 2021, respectively), and active pharmaceutical ingredient sales operation, as well as revenues related to our manufacturing and supply agreements with former legacy Pfizer businesses/partnerships, including but not limited to, transitional manufacturing and supply agreements with Viatris following the spin-off of the Upjohn Business. We have revised prior-period information to conform to the current management structure.

(d)	Prevnar family include revenues from Prevnar 13/Prevenar 13 (pediatric and adult) and Prevnar 20 (adult).
(e)	Biosimilars are highly similar versions of approved and authorized biological medicines and primarily include revenues from Inflectra/Remsima, Ruxience, Retacrit, Zirabev and Trazimera.
(f)	Intravenous immunoglobulin (IVIg) products include the revenues from Panzyga, Octagam and Cutaquig.
(g)	Total Sterile Injectable Pharmaceuticals represents the total of all branded and generic injectable products in the Hospital therapeutic area, including anti-infective sterile injectable pharmaceuticals.
(h)	Developed Europe region includes the following markets: Western Europe, Scandinavian countries and Finland.
(i)	Developed Rest of World region includes the following markets: Japan, Canada, South Korea, Australia and New Zealand.
(j)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Central Europe, Eastern Europe, the Middle East, Africa and Turkey.

*	Indicates calculation not meaningful.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

DISCLOSURE NOTICE: Except where otherwise noted, the information contained in this earnings release and the related attachments is as of February 8, 2022. We assume no obligation to update any forward-looking statements contained in this earnings release and the related attachments as a result of new information or future events or developments.
This earnings release and the related attachments contain forward-looking statements about, among other topics, our anticipated operating and financial performance; reorganizations; business plans and prospects; expectations for our product pipeline, in-line products and product candidates, including anticipated regulatory submissions, data read-outs, study starts, approvals, clinical trial results and other developing data, revenue contribution, growth, performance, timing of exclusivity and potential benefits; strategic reviews; capital allocation objectives; dividends and share repurchases; plans for and prospects of our acquisitions, dispositions and other business development activities, and our ability to successfully capitalize on these opportunities; manufacturing and product supply; our efforts to respond to COVID-19, including the Pfizer-BioNTech COVID-19 vaccine (Comirnaty) and our oral COVID-19 treatment (Paxlovid); and our expectations regarding the impact of COVID-19 on our business, operations and financial results that involve substantial risks and uncertainties. You can identify these statements by the fact that they use future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “assume,” “target,” “forecast,” “guidance,” “goal,” “objective,” “aim,” “seek,” “potential” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:
Risks Related to Our Business, Industry and Operations, and Business Development:
•the outcome of R&D activities, including, the ability to meet anticipated pre-clinical or clinical endpoints, commencement and/or completion dates for our pre-clinical or clinical trials, regulatory submission dates, and/or regulatory approval and/or launch dates; the possibility of unfavorable pre-clinical and clinical trial results, including the possibility of unfavorable new pre-clinical or clinical data and further analyses of existing pre-clinical or clinical data; the risk that pre-clinical and clinical trial data are subject to differing interpretations and assessments, including during the peer review/publication process, in the scientific community generally, and by regulatory authorities; and whether and when additional data from our pipeline programs will be published in scientific journal publications and, if so, when and with what modifications and interpretations;
•our ability to successfully address comments received from regulatory authorities such as the FDA or the EMA, or obtain approval for new products and indications from regulators on a timely basis or at all; regulatory decisions impacting labeling, including the scope of indicated patient populations, product dosage, manufacturing processes, safety and/or other matters, including decisions relating to emerging developments regarding potential product impurities; the impact of recommendations by technical or advisory committees; and the timing of pricing approvals and product launches;
•claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates, including claims and concerns that may arise from the outcome of post-approval clinical trials, which could impact marketing approval, product labeling, and/or availability or commercial potential, including uncertainties regarding the commercial or other impact of the results of the Xeljanz ORAL Surveillance (A3921133) study or actions by regulatory authorities based on analysis of ORAL Surveillance or other data, including on other Janus kinase (JAK) inhibitors in our portfolio;
•the success and impact of external business development activities, including the ability to identify and execute on potential business development opportunities; the ability to satisfy the conditions to closing of announced transactions in the anticipated time frame or at all; the ability to realize the anticipated benefits of any such transactions in the anticipated time frame or at all; the potential need for and impact of additional equity or debt financing to pursue these opportunities, which could result in increased leverage and/or a downgrade of our credit ratings; challenges integrating the businesses and operations; disruption to business and operations relationships; risks related to growing revenues for certain acquired products; significant transaction costs; and unknown liabilities;
•competition, including from new product entrants, in-line branded products, generic products, private label products, biosimilars and product candidates that treat or prevent diseases and conditions similar to those treated or intended to be prevented by our in-line products and product candidates;
•the ability to successfully market both new and existing products, including biosimilars;
•difficulties or delays in manufacturing, sales or marketing; supply disruptions, shortages or stock-outs at our facilities or third-party facilities that we rely on; and legal or regulatory actions;
•the impact of public health outbreaks, epidemics or pandemics (such as the COVID-19 pandemic), including the impact of vaccine mandates where applicable, on our business, operations and financial condition and results, including impacts on our employees, manufacturing, supply chain, sales and marketing, research and development and clinical trials;
•risks and uncertainties related to our efforts to develop and commercialize a vaccine to help prevent COVID-19 and an oral COVID-19 treatment, as well as challenges related to their manufacturing, supply and distribution, including, among others, uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as risks associated with pre-clinical and clinical data (including the Phase 1/2/3 or Phase 4 data for Comirnaty, any other vaccine candidate in the BNT162 program, Paxlovid or any other future COVID-19 treatment) in any of our studies in pediatrics, adolescents or adults or real world evidence, including the possibility of unfavorable new pre-clinical, clinical or safety data and further analyses of existing pre-clinical, clinical or safety data or further information regarding the quality of pre-clinical, clinical or safety data, including by audit or inspection; the ability to produce comparable clinical or other results for Comirnaty or Paxlovid, including the rate of effectiveness and/or efficacy, safety and tolerability profile observed to date, in additional analyses of the Phase 3 trial for Comirnaty or Paxlovid and additional studies, in real-world data studies or in larger, more diverse populations following commercialization; the ability of Comirnaty or any future vaccine to prevent, or Paxlovid or any other future COVID-19 treatment to be effective against, COVID-19 caused by emerging virus variants; the risk that more widespread use of the vaccine or Paxlovid will lead to new information about efficacy, safety or other developments, including the risk of additional adverse reactions, some of which may be serious; the risk that pre-clinical and clinical trial data are subject to differing interpretations and assessments, including during the peer review/publication process, in the scientific community generally, and by regulatory authorities; whether and when additional data from the BNT162 mRNA vaccine program, Paxlovid or other programs will be published in scientific journal publications and, if so, when and with what modifications and interpretations; whether regulatory authorities will be satisfied with the design of and results from these and any future pre-clinical and clinical studies; whether and when submissions to request emergency use or conditional marketing authorizations for Comirnaty or any potential future vaccines in additional populations, for a booster dose for Comirnaty or any potential future vaccines (including potential future annual boosters or re-vaccinations), and/or biologics license and/or EUA applications or amendments to any such applications may be filed in particular jurisdictions for Comirnaty or any other potential vaccines, and if obtained, whether or when such EUA or licenses will expire or terminate; whether and when submissions to request emergency use or conditional marketing authorizations for Paxlovid or any other future COVID-19 treatment and/or any drug applications for any indication for Paxlovid or any other future COVID-19 treatment may be filed in any jurisdiction, and if obtained, whether or when such EUA or licenses will expire or terminate; whether and when any application that may be pending or filed for Comirnaty or other vaccines that may result from the BNT162 program, Paxlovid or any other future COVID-19 treatment or any other COVID-19 program may be approved by particular regulatory authorities, which will depend on myriad factors, including making a determination as to whether the vaccine’s or drug’s benefits outweigh its known risks and determination of the vaccine’s or drug’s efficacy and, if approved, whether it will be commercially successful; decisions by regulatory authorities impacting labeling or marketing, manufacturing processes, safety and/or other matters that could affect the availability or commercial potential of a vaccine or drug, including development of products or therapies by other companies; disruptions in the relationships between us and our collaboration partners, clinical trial sites or third-party suppliers, including our relationship with BioNTech; the risk that other companies may produce superior or competitive products; the risk that demand for any products may be reduced or no longer exist; the possibility that COVID-19 will diminish in severity or prevalence, or disappear entirely; risks related to the availability of raw materials to manufacture or test any such products; challenges related to our vaccine’s formulation, dosing schedule and attendant storage, distribution and administration requirements, including risks related to storage and handling after delivery by Pfizer; the risk that we may not be able to successfully develop other vaccine formulations, booster doses or potential future annual boosters or re-vaccinations or new variant-specific vaccines; the risk that we may not be able to recoup costs associated with our R&D and manufacturing efforts; risks associated with any changes in the way we approach or provide research funding for the BNT162 program, Paxlovid or any other COVID-19 program; challenges and risks associated with the pace of our development programs; the risk that we may not be able to maintain or scale up manufacturing capacity on a timely basis or maintain access to logistics or supply channels commensurate with global demand for our vaccine or any treatment for COVID-19, which would negatively impact our ability to supply the estimated numbers of doses of our vaccine or treatment courses of Paxlovid within the projected time periods; whether and when additional supply or purchase agreements will be reached; the risk that demand for any products maybe reduced or no longer exist; uncertainties regarding the ability to obtain recommendations from vaccine or treatment advisory or technical committees and other public health authorities and uncertainties regarding the commercial impact of any such recommendations; pricing and access challenges for such products; challenges related to public confidence or awareness of our COVID-19 vaccine or Paxlovid, including challenges driven by misinformation, access, concerns about clinical data integrity and prescriber and pharmacy education; trade restrictions; potential third-party royalties related to our COVID-19 vaccine or Paxlovid; and competitive developments;
•trends toward managed care and healthcare cost containment, and our ability to obtain or maintain timely or adequate pricing or favorable formulary placement for our products;
•interest rate and foreign currency exchange rate fluctuations, including the impact of possible currency devaluations in countries experiencing high inflation rates;
•any significant issues involving our largest wholesale distributors or government customers, which account for a substantial portion of our revenues;
•the impact of the increased presence of counterfeit medicines or vaccines in the pharmaceutical supply chain;
•any significant issues related to the outsourcing of certain operational and staff functions to third parties; and any significant issues related to our JVs and other third-party business arrangements;

•uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets;
•any changes in business, political and economic conditions due to actual or threatened terrorist activity, civil unrest or military action;
•the impact of product recalls, withdrawals and other unusual items, including uncertainties related to regulator-directed risk evaluations and assessments;
•trade buying patterns;
•the risk of an impairment charge related to our intangible assets, goodwill or equity-method investments;
•the impact of, and risks and uncertainties related to, restructurings and internal reorganizations, as well as any other corporate strategic initiatives, and cost-reduction and productivity initiatives, each of which requires upfront costs but may fail to yield anticipated benefits and may result in unexpected costs or organizational disruption;
Risks Related to Government Regulation and Legal Proceedings:
•the impact of any U.S. healthcare reform or legislation or any significant spending reductions or cost controls affecting Medicare, Medicaid or other publicly funded or subsidized health programs or changes in the tax treatment of employer-sponsored health insurance that may be implemented;
•U.S. federal or state legislation or regulatory action and/or policy efforts affecting, among other things, pharmaceutical product pricing, intellectual property, reimbursement or access or restrictions on U.S. direct-to-consumer advertising; limitations on interactions with healthcare professionals and other industry stakeholders; as well as pricing pressures for our products as a result of highly competitive insurance markets;
•legislation or regulatory action in markets outside of the U.S., including China, affecting pharmaceutical product pricing, intellectual property, reimbursement or access, including, in particular, continued government-mandated reductions in prices and access restrictions for certain biopharmaceutical products to control costs in those markets;
•the exposure of our operations globally to possible capital and exchange controls, economic conditions, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, as well as political unrest, unstable governments and legal systems and inter-governmental disputes;
•legal defense costs, insurance expenses, settlement costs and contingencies, including those related to actual or alleged environmental contamination;
•the risk and impact of an adverse decision or settlement and the adequacy of reserves related to legal proceedings;
•the risk and impact of tax related litigation;
•governmental laws and regulations affecting our operations, including, without limitation, changes in laws and regulations or their interpretation, including, among others, changes in tax laws and regulations internationally and in the U.S., including, among others, potential adoption of global minimum taxation requirements and potential changes to existing tax law by the current U.S. Presidential administration and Congress;
Risks Related to Intellectual Property, Technology and Security:
•any significant breakdown or interruption of our information technology systems and infrastructure (including cloud services);
•any business disruption, theft of confidential or proprietary information, extortion or integrity compromise resulting from a cyber-attack;
•the risk that our currently pending or future patent applications may not be granted on a timely basis or at all, or any patent-term extensions that we seek may not be granted on a timely basis, if at all; and
•our ability to protect our patents and other intellectual property, including against claims of invalidity that could result in loss of exclusivity, unasserted intellectual property claims and in response to any pressure, or legal or regulatory action by, various stakeholders or governments that could potentially result in us not seeking intellectual property protection for or agreeing not to enforce or being restricted from enforcing intellectual property related to our products, including our vaccine to help prevent COVID-19 and our oral COVID-19 treatment.
We cannot guarantee that any forward-looking statement will be realized. Should known or unknown risks or uncertainties materialize or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors are cautioned not to put undue reliance on forward-looking statements. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and in our subsequent reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors,” and in our subsequent reports on Form 8-K.
This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data. In addition, clinical trial data are subject to differing interpretations, and, even when we view data as sufficient to support the safety and/or effectiveness of a product candidate or a new indication for an in-line product, regulatory authorities may not share our views and may require additional data or may deny approval altogether.
The information contained on our website or any third-party website is not incorporated by reference into this earnings release.